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FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 033-063728

Pricing Supplement to Prospectus Supplement dated July 20, 1993 and Prospectus dated July 15, 1993.

$11,700,000
 AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

2 Year International Bull Notes Due 2005

        The notes are issued by AB Svensk Exportkredit (Swedish Export Credit Corporation). The notes do not pay a fixed rate of interest. At the maturity of the notes, you will be entitled to receive an amount based on the appreciation or depreciation in the value of the U.S. Dollar relative to the Indexed Currencies (as described herein) over the period of time between June 25, 2003 and July 15, 2005, subject to the Maximum Redemption Amount and Minimum Redemption Amount described in this pricing supplement. See "Description of the Notes" beginning on page P-5.

        See "Risk Factors" beginning on page P-3 to read about certain factors you should consider before buying the notes.

        You should be prepared to lose up to 5.00% of your principal investment in the notes and potentially more if you buy the notes in the secondary market at a price above the initial public offering price or sell the notes in the secondary market before their maturity.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%	$11,700,000
Underwriting discount	0.25%	$29,250
Proceeds, before expenses, to the Company	99.75%	$11,670,750

        Goldman, Sachs & Co. expects to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on July 8, 2003.

Goldman, Sachs & Co.

Pricing Supplement dated June 25, 2003.

        This pricing supplement should be read together with the accompanying prospectus, dated July 15, 1993 and the prospectus supplement dated July 20, 1993 (we refer to the prospectus and prospectus supplement collectively as the "prospectus"), of AB Svensk Exportkredit and all documents incorporated by reference in the prospectus. The prospectus contains information regarding AB Svensk Exportkredit and other matters. For additional information regarding us and the other securities we may offer from time to time pursuant to the prospectus, we refer you to registration statement no. 33-63728 on file with the SEC.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them. This means:

  •
  incorporated documents are considered part of this pricing supplement;

  •
  we can disclose important information to you by referring you to those documents;

  •
  information in this pricing supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this pricing supplement; and

  •
  information that we file with the SEC that we incorporate by reference in this pricing supplement will automatically update and supersede this pricing supplement.

        We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2002, which was filed with the SEC on April 7, 2003; and

  •
  our reports on Form 6-K, which were filed with the SEC on May 8, 2003 and June 4, 2003.

        We also incorporate by reference each of the following documents that we may file with the SEC after the date of this pricing supplement but before the end of the notes offering:

  •
  any report on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicates on its cover or inside cover page that we will incorporate it by reference in this pricing supplement; and

  •
  reports filed under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

  AB Svensk Exportkredit
  (Swedish Export Credit Corporation)
  Västra Tradgårdsgatan 11B
  10327 Stockholm, Sweden
  Tel: 011-46-8-613-8300

ii

PRICING SUPPLEMENT SUMMARY

        The following summary describes the general terms of the notes we are offering. You should read the summary together with the more detailed information contained in this pricing supplement and in the accompanying prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors" before you decide to invest in the notes.

Face Amount:	$11,700,000.
Issue Price:	100.00% of the Face Amount.
Issue Date:	July 8, 2003.
Maturity Date:	July 15, 2005.
Redemption Amount:
The sum of (i) 95.00% of the Face Amount and (ii) the Supplemental Redemption Amount. You will be entitled to receive the portion of the total Redemption Amount equal in proportion to the portion of the Face Amount evidenced by the notes you hold. The Calculation Agent will determine the total Redemption Amount all holders will be entitled to receive based on the Final Index Value, subject to the Minimum Redemption Amount and the Maximum Redemption Amount.
Supplemental Redemption Amount:
The greater of (i) zero and (ii) the product of (a) the Participation Percentage, (b) the quotient, the numerator of which is the Final Index Value minus the Initial Index Value, and the denominator of which is the Initial Index Value, and (c) the Face Amount.
Participation Percentage:	200.00%
Minimum Redemption Amount:	95.00% of the Face Amount (if held until maturity).
Maximum Redemption Amount:	125.00% of the Face Amount (if held until maturity).
Initial Index Value:
The sum of (i) 33.055% times the Initial Spot Rate for the USD/CHF plus (ii) 14.881% times the Initial Spot Rate for the USD/GBP plus (iii) 37.169% times the Initial Spot Rate for the USD/AUD plus (iv) 33.513% times Initial Spot Rate for the USD/CAD.
Initial Spot Rates:	The Initial Spot Rates for the USD/CHF, the USD/GBP, the USD/AUD and the USD/CAD are 0.7563, 1.6800, 0.6726 and 0.7460, respectively.
Final Index Value:
The sum of (i) 33.055% times the Final Spot Rate for the USD/CHF plus (ii) 14.881% times the Final Spot Rate for the USD/GBP plus (iii) 37.169% times the Final Spot Rate for the USD/AUD plus (iv) 33.513% times Final Spot Rate for the USD/CAD.
Indexed Currencies:
The Swiss Franc ("CHF"), the British Pound ("GBP"), the Australian Dollar ("AUD") and the Canadian Dollar ("CAD"). For purposes of expressing the value of the Indexed Currencies, all Indexed Currencies will be expressed in U.S. Dollars per currency unit. Market conventions for U.S. Dollars versus GBP and AUD are U.S. Dollars per currency unit. These two currencies will require no conversion as long as conventions remain unchanged. Market conventions for CHF and CAD are currency unit per U.S. Dollar. Conversions for these two currencies will be required at maturity based on the Final Spot Rate as long as conventions remain unchanged. The conversions will be 1/CHF rate and 1/CAD rate.
Final Spot Rate:
The spot exchange rate between the applicable Indexed Currency and the U.S. dollar expressed as the amount of U.S. dollars per Indexed Currency for customary settlement in the spot foreign exchange market, appearing on the applicable Exchange Rate Source for each Indexed Currency at 10:00 a.m. (New York time) on the seventh Business Day prior to the Maturity Date.
Exchange Rate Source:	Reuters pages WMRPSPOT at 10:00 a.m. (New York time)
CHF: WMRPSPOT07 (offered side) GBP: WMRPSPOT07 (bid side) AUD: WMRPSPOT11 (bid side) CAD: WMRPSPOT09 (offered side)
Fallback Exchange Rate Sources:
If the Exchange Rate Source for any Indexed Currency is not displayed, the Final Spot Rate for such Indexed Currency will be determined by reference to Reuters page 1FEE at 10:00 a.m. (New York time). If Reuters page 1FEE does not display a spot exchange rate for such Indexed Currency, such Final Spot Rate will be determined by reference to Reuters page FEDSPOT at 12:00 p.m. (New York time). If Reuters page FEDSPOT does not display a spot exchange rate for such Indexed Currency, the Final Spot Rate will be determined by reference to Reuters page ECB37 (European Central Bank posting) in which case the settlement rates are posted in Euros and would need to be converted to U.S. Dollars using market conventions selected by the Calculation Agent in good faith and on a commercially reasonable basis.
Determination Date:	July 6, 2005. If July 6, 2005 is not a Business Day, then the Determination Date will be the first following Business Day.
Business Day:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York are authorized or obligated by law to close.
Interest Rate:	The notes do not bear interest.
Form:	Book-entry only. Except as described herein, notes in definitive form will not be issued.
Denomination:	The notes will be issued in denominations of $100,000 and in integral multiples of $10,000 in excess thereof.
Calculation Agent:	Goldman, Sachs & Co.
Early Redemption:	The notes cannot be redeemed prior to maturity other than for certain tax reasons.
CUSIP Number:	87030ABZ0

RISK FACTORS

        Unlike ordinary debt securities, the notes do not pay interest and their return depends on changes in the value of exchange rates. You should carefully consider the following risks before investing in the notes.

You may lose part of your investment in the notes.

        The redemption amount you receive, which depends on the value of the U.S. Dollar in relation to the Swiss Franc, the British Pound, the Australian Dollar and the Canadian Dollar, may be less than the face amount of the notes you purchase, and you may lose as much as 5.00% of your investment if you buy notes at the initial public offering price and hold them until maturity. (You may lose more than 5.00% of your investment if you buy the notes in the secondary market at a price above the initial public offering price or sell the notes in the secondary market before their maturity.)

        Even if the redemption amount is greater than the face amount, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, your return at maturity may be less than the amount you would have received if you held an ordinary debt security.

The notes are a speculative investment.

        The notes are speculative in nature and involve a high degree of risk. An investment in notes indexed to multiple exchange rates entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security.

        You should consider the effect of the exchange rates on the amount to be paid at maturity under the terms of the notes. The amount you will receive on the maturity date will be increased or decreased relative to your initial investment to the extent that the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar appreciate as an index relative to the U.S. Dollar over the period of time beginning on June 25, 2003 and ending on the determination date. Any such increase is subject to a maximum of 25.00% and any such decrease is subject to a maximum of 5.00%.

        The secondary market for, and the market value of, the notes will be affected by a number of factors independent of our creditworthiness, including the level and direction of interest rates, the final index value, the anticipated level and potential volatility of the U.S. Dollar in relation to the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar, the method of calculating the final index value, the time remaining to the maturity of the notes, the aggregate principal amount of the notes and the availability of comparable instruments.

        The value of the supplemental redemption amount, as well as the relationship between the U.S. Dollar and the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar, respectively, varies based on a number of interrelated factors, including economic, financial and political events that we cannot control. The value of the U.S. Dollar relative to the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar has in the past been, and may continue to be, volatile. The values of the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar relative to the U.S. Dollar, which depend on the supply and demand for the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar, may be affected by political, economic, legal, accounting and tax matters specific to the countries that have accepted the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar as legal tender. These matters include, among other things, the possibility that exchange controls with respect to the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar could be imposed or modified. In addition, the value of the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar relative to the U.S. Dollar may be affected by the operation of, and the identity of persons and entities trading on, interbank and interdealer foreign exchange markets in the United States and elsewhere. There can be no assurance that the values of the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar relative to the U.S. Dollar on the seventh business day prior to the maturity date will be higher than their values relative to the U.S. Dollar on June 25, 2003.

        These amounts vary with market expectations as to future exchange rates and other current and anticipated conditions. The following charts showing the historical closing spot exchange rates between the U.S. Dollar and the Swiss Franc, British Pound, Australian Dollar and Canadian Dollar, respectively, help to illustrate the variability of these rates. The data in the charts has been obtained from Bloomberg Financial Services without independent verification. Market conventions for U.S. Dollars versus Swiss Francs and Canadian Dollars are currency unit per U.S. Dollar. We have converted these rates for purposes of the tables below at 1/CHF and 1/CAD.

                                                   Swiss Franc

Date	Value
06/25/2002	0.6676
06/25/2003	0.7520

                                                   British Pound

Date	Value
06/25/2002	1.5082
06/25/2003	1.6722

                                                   Australian Dollar

Date	Value
06/25/2002	0.5718
06/25/2003	0.6679

                                                   Canadian Dollar

Date	Value
06/25/2002	0.6599
06/25/2003	0.7417

        You should not take the historical spot exchange rates, any trends they evidence or the extent of their variability as indicators of the future performance of these exchange rates during the term of the notes. Fluctuations in exchange rates make the redemption amount payable on the maturity date difficult to predict and could result in your loss of up to five percent of your principal investment (assuming you hold the notes until maturity).

        The notes are financial instruments that are suitable only for sophisticated investors who are experienced with respect to derivatives and derivative transactions and currency-indexed instruments, and who are able to bear the loss of a portion of their principal investment. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances. For further information, see "Risks Associated With Foreign Currency Notes and Indexed Notes" in the prospectus supplement.

The notes will not bear any interest.

        The amount to be paid to the holders of the notes on the maturity date will be determined by applying the formula set forth under "Description of the Notes" herein for the redemption amount of the notes and will depend on the final index value determined as of the determination date. No interest will accrue or otherwise be paid on the notes, including the period from the determination date until the maturity date, except in the event that the redemption amount is not paid when due, as also described under "Description of the Notes". Accordingly, the entire return on the notes will depend on the application of the formula for the redemption amount.

There may be conflicts of interest between you and Goldman, Sachs & Co.

        Goldman, Sachs & Co. and its affiliates expect to engage in trading activities related to financial instruments whose value is affected by, based on or related to the redemption amount for their proprietary accounts or for other accounts under their management. These activities could have an effect on the spot exchange rates for U.S. Dollars in exchange for Swiss Francs, British Pounds, Australian Dollars and Canadian Dollars, respectively, quoted by Goldman, Sachs & Co., in its capacity as Calculation Agent, (The spot exchange rates will be used to determine the final index value and, in turn, the redemption amount) and on the underlying markets. In addition, an affiliate of Goldman, Sachs & Co. is also the writer of the hedge of our obligation under the notes and will be obligated to pay us at maturity of the notes an amount equal to the excess if any, of the redemption amount over the principal amount of the notes. As a result, Goldman, Sachs & Co., in its capacity as Calculation Agent, may have a conflict of interest to the extent that its trading activities or the determinations it makes in respect of the notes affect the payments due to or from the affiliate of Goldman, Sachs & Co. under the related swap transaction or the value of the investments held by the Calculation Agent's proprietary or managed accounts. For example, the issuance of other securities indexed to the final index value and related indexes, i.e., the introduction of competing products into the marketplace, could adversely affect the value of the notes. To the extent that Goldman, Sachs & Co. or its affiliates serve as issuer, agent or underwriter of such securities or other instruments, their interests with respect to such products may be adverse to those of the holders. Goldman, Sachs & Co. and its affiliates will also have interests for their proprietary accounts or for accounts under their management in trading conducted in the currencies comprising the final index value. Such trading could influence the final index value and could adversely affect the holders of the notes.

Secondary trading in the notes may be limited.

        The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. The trading market for the notes may be illiquid.

        For a discussion of additional risks associated with the notes, see "Risks Associated with Foreign Currency Notes and Indexed Notes" in the prospectus supplement.

DESCRIPTION OF THE NOTES

General

        You should read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of the notes set forth in the accompanying prospectus supplement and of the Debt Securities set forth in the accompanying prospectus. If this summary differs in any way from the description of the notes in the prospectus, you should rely on this summary.

        For the purposes hereof, the terms "Debt Securities", "Indexed Security" and "Principal Indexed Security" used in the prospectus, and the terms "Notes", "Indexed Notes" and "Currency Indexed Notes" used in the prospectus supplement, include the notes we are offering in this pricing supplement.

        The aggregate Face Amount of the notes is $11,700,000. The notes will be issued in minimum denominations of $100,000, and integral multiples of $10,000 in excess thereof and will mature on July 15, 2005. The notes will be issued only in book-entry form, and will be eligible for transfer through the facilities of the Depository or any successor depository we select. The notes do not bear interest.

        The notes are not subject to early redemption, other than for tax reasons (as described below), or to repayment at the option of the holders prior to the Maturity Date.

Calculation of Redemption Amount

        On the Maturity Date we will redeem the notes for an amount equal to the Redemption Amount. On the Determination Date, the Calculation Agent will determine the Redemption Amount payable for each note. The Redemption Amount is equal to 95.00% of the Face Amount of the notes plus the Supplemental Redemption Amount, provided, however, that the Redemption Amount will in no event exceed the Maximum Redemption Amount. The Maximum Redemption Amount is 125.00% of the Face Amount.

        The Supplemental Redemption Amount equals the greater of (i) zero, and (ii) the product of (a) the Participation Percentage, (b) the quotient, the numerator of which is the Final Index Value minus the Initial Index Value, and the denominator of which is the Initial Index Value and (c) the Face Amount. The Participation Percentage is 200%. The Final Index Value represents the change in value of the U.S. Dollar relative to the Indexed Currencies. The Final Index Value equals the sum of (i) 33.055% times the Final Spot Rate for the USD/CHF plus (ii) 14.881 times the Final Spot Rate for the USD/GBP plus (iii) 37.169% times the Final Spot Rate for the USD/AUD plus (iv) 33.513% times the Final Spot Rate for the USD/CAD. The Final Spot Rate is the spot exchange rate between the U.S. Dollar and the applicable Indexed Currency, expressed as the amount of U.S. Dollars per Indexed Currency for customary settlement in the spot foreign exchange market, appearing on the applicable Exchange Rate Source page for each Indexed Currency at the time specified above on the Determination Date.

        The Calculation Agent will determine the applicable exchange rate by reference to Reuters page WMRPSPOT at 10:00 a.m. (New York time):

  CHF: WMRPSPOT07 (offered side)
  GBP: WMRPSPOT07 (bid side)
  AUD: WMRPSPOT11 (bid side)
  CAD: WMRPSPOT09 (offered side)

        If the Exchange Rate Source for any Indexed Currency is not displayed, the Final Spot Rate for such Indexed Currency will be determined by reference to Reuters page 1FEE at 10:00 a.m. (New York time). If Reuters page 1FEE does not display a spot exchange rate for such Indexed Currency, such Final Spot Rate will be determined by reference to Reuters page FEDSPOT at 12:00 p.m. (New York time). If Reuters page FEDSPOT does not display a spot exchange rate for such Indexed Currency, the Final Spot Rate will be determined by reference to Reuters page ECB37 (European Central Bank posting) in which case the settlement rates are posted in Euros and would need to be converted to U.S. Dollars using market conventions selected by the Calculation Agent in good faith and on a commercially reasonable basis.

Hypothetical examples

        The following table sets forth hypothetical Final Index Values and the resulting approximate Redemption Amount as a percentage of the Face Amount that would be payable on the Maturity Date and the resulting net return to you at maturity. The net return assumes that you purchase notes at the initial issue price on the Issue Date and hold them to maturity. Your net return may differ if you buy or sell notes in the secondary market.

Hypothetical Final Index Value	Hypothetical Redemption Amount	Hypothetical Net Return on Investment
1.1500 and above	125.00%	25.00%
1.1499	124.98%	24.98%
1.1250	120.00%	20.00%
1.1000	115.00%	15.00%
1.0801	111.02%	11.02%
1.0742	109.84%	9.84%
1.0500	105.00%	5.00%
1.0400	103.00%	3.00%
1.0250	100.00%	0.00%
1.0223	99.46%	-0.54%
1.0005	95.10%	-4.90%
1.0000 and below	95.00%	-5.00%

        We have initially appointed Goldman, Sachs & Co. as Calculation Agent for the purpose of determining the Final Index Value and calculating the Redemption Amount payable in respect of the notes. Unless there is manifest error, the determination by the Calculation Agent of the Final Index Value and the Redemption Amount of the notes shall be final and binding on us and the holders of the notes.

Payment of Redemption Amount

        We will pay the total Redemption Amount in United States dollars to the Trustee on the Maturity Date, or, if the Maturity Date is not a Business Day, on the first succeeding Business Day. As soon as possible thereafter, the Trustee will make such payment to the Depository in accordance with existing arrangements between the Trustee and the Depository. The Depository will allocate such payment to each Book-Entry Note represented by such Global Security (as such terms are defined in the prospectus supplement) and will make payments to the participants therein in accordance with its existing operating procedures.

Same-Day Funds Settlement and Payment

        The initial settlement for the notes will be made in immediately available funds. All payments of principal will be made in immediately available funds.

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Failure to Pay Redemption Amount When Due

        Any overdue payment in respect of the Redemption Amount of any note on the Maturity Date or in respect of the amount due upon an early redemption for tax reasons, if any, will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. Dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first Business Day following such failure to pay. Such rate shall be determined by the Calculation Agent.

If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

Tax Redemption

        We cannot redeem the notes prior to maturity unless, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental charge subsequent to the date of the issuance of the notes, we would become obligated to pay additional amounts. If such an imposition occurs, we may at our option redeem all, but not less than all, the notes by giving notice specifying a redemption date at least 30 days, but not more than 60 days after the date of the notice. In such event, the redemption price will be equal to the market value of the notes on the third Business Day prior to the early redemption date as determined by the Calculation Agent, in good faith and in a commercially reasonable manner, to be fair and equitable to the holders (which determination shall, if made in good faith and in a commercially reasonable manner, be binding on us and the holders of the notes).

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This summary discusses certain U.S. federal income tax consequences to a U.S. holder whose functional currency is the U.S. dollar. The statements below do not purport to be a comprehensive description of the tax consequences to any person who acquires the notes. This summary incorporates by reference the sections titled "Swedish Taxation" and "United States Taxation" in the prospectus and "United States Tax Considerations" in the prospectus supplement and is subject to the limitations and exceptions stated therein.

        There currently is no definitive guidance on the exact U.S. federal income tax treatment of debt instruments with terms substantially similar to those of the notes. The notes provide for one or more contingent payments determined by reference to a non-U.S. currency. Although Treasury regulations exist which govern debt instruments that provide for one or more contingent payments (the "CPDI Regulations"), these regulations do not apply to a debt instrument that provides for payments that are determined by reference to one or more non-U.S. currencies. The Treasury Department and the IRS have announced, however, that they are considering future regulations that would apply rules similar to the CPDI Regulations to debt instruments such as the notes. Until any such regulations are issued, we intend to take the position that the notes are not subject to the CPDI Regulations (or rules similar thereto). Accordingly, while the matter is not free from doubt, the extent to which the Redemption Amount exceeds (or is less than) the Issue Price should be included by a U.S. holder as ordinary income (or loss) at the time received or accrued in accordance with such U.S. holder's normal method of accounting. Also, any gain or loss recognized by a U.S. holder upon a sale, exchange, redemption or other disposition of the notes should be treated as ordinary income or loss to the extent attributable to changes in exchange rates and otherwise should be treated as a capital gain or loss.

        If rules similar to the CPDI Regulations were to apply to the notes, the timing and possibly also character of income recognized with respect to the notes would differ from that described above. For example, regardless of its normal method of accounting, a U.S. holder would be required to accrue interest, taxable as ordinary income, using a fixed "comparable yield", which would be based on the yield the we would pay on a debt instrument that does not provide for contingent payments but has terms and conditions otherwise similar to those of the notes. Also, any gain or loss recognized upon a sale, exchange, redemption or other disposition of the notes generally would be treated as ordinary income or loss. Prospective investors should consult their own tax advisors regarding the potential for issuance of new regulations that could apply the CPDI Regulations (or rules similar thereto) to the notes, the possibility that such regulations could apply retroactively, and other U.S. federal, state, and local and foreign tax consequences to them of the purchase, ownership and disposition of the notes.

PLAN OF DISTRIBUTION

        Subject to the terms and conditions set forth in an Agency Agreement dated July 20, 1993, and a Terms Agreement dated June 25, 2003 (the "Agreements"), we have agreed to sell to Goldman, Sachs & Co. and Goldman, Sachs & Co. has agreed to purchase, all of the notes offered hereby at 99.75% of the Face Amount.

        Under the terms and conditions of the Agreements, Goldman, Sachs & Co. is committed to take and pay for all of the notes, if any are taken.

        The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance to the liquidity of the trading market for the notes.

        In connection with the offering, Goldman, Sachs & Co. may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Goldman, Sachs & Co. of a greater aggregate principal amount of notes than they are required to purchase in the offering.

        These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We have agreed to indemnify Goldman, Sachs & Co. against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        From time to time, Goldman, Sachs & Co. and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of Goldman, Sachs & Co. is the writer of a hedge of our obligation under the notes.

        The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. Goldman, Sachs & Co. reserves the right to withdraw, cancel or modify any offer and to reject orders in whole or in part.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 15, 1993)

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)
(Incorporated in the Kingdom of Sweden with limited liability)
$2,500,000,000
 Medium-Term Notes, Series B
Due not less than Nine Months from Date of Issue

        AB Svensk Exportkredit (Swedish Export Credit Corporation) (the "Company") may offer from time to time its Medium-Term Notes, Series B (the "Notes") having an aggregate initial public offering price or purchase price of up to $2,500,000,000 or the equivalent thereof in one or more other currencies or composite currencies, including European Currency Units ("ECU"), subject to reduction as a result of the sale of other Securities of the Company. Each Note will mature on a Business Day (the "Maturity Date") not less than nine months from its Issue Date and may be subject to prior redemption at the option of the Company. Each Note will be denominated in the currency designated by the Company (the "Specified Currency"). See "Risks Associated with Foreign Currency Notes and Indexed Notes." Each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Discount Notes, or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate or any other Base Rates, adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note, all as selected by the purchaser and agreed to by the Company. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates, if any, for each Fixed Rate Note will be March 15 and September 15 of each year and at Maturity. Notes may be issued as Indexed Notes, the principal amount payable at the Maturity of which and/or the interest, if any, on which will be determined by reference to one or more designated currency, commodity or other prices or the level of one or more designated stock indexes or otherwise by application of a formula. See "Risks Associated with Foreign Currency Notes and Indexed Notes." The Specified Currency, any interest rate or interest rate formula, the Issue Price, the Maturity Date, any Interest Payment Dates, any redemption provisions (other than for tax-related redemption) and certain other terms with respect to each Note will be established at the time of issuance and set forth in a pricing supplement to this Prospectus Supplement (each a "Pricing Supplement"). See "Description of Notes."

        The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company for borrowed money. The Notes are not obligations of the Kingdom of Sweden.

        Each Note will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depository (a "Book-Entry Note"), or by a certificate issued in temporary or definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository's participants. Book-Entry Notes will not be issuable as Certificated Notes except under the circumstances described herein. See "Description of Notes—Book-Entry System."

        Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued only in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof or, in the case of Notes having a Specified Currency other than U.S. dollars, in the denominations set forth in the applicable Pricing Supplement. The Notes will be subject to redemption at the Company's option in the event of the imposition of certain Swedish taxes and may be subject to redemption under certain other conditions. See "Description of Notes—Redemption and Repurchase."

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public(1)	Agents' Commissions and Discounts(2)	Proceeds to Company(2)(3)

Per Note	100%	.125%-.650%	99.875%-99.350%

Total(4)	$2,500,000,000	$3,125,000-$16,250,000	$2,496,875,000-$2,483,750,000

(1)
Unless otherwise specified in the applicable Pricing Supplement, the price to public will be 100% of the principal or face amount.
(2)
The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Securities Corporation, Goldman, Sachs & Co., Lehman Brothers, Shearson Lehman Brothers Inc. (including its affiliate Lehman Special Securities Inc.), or Morgan Stanley & Co. Incorporated, each as Agent (acting directly or through an affiliate) (collectively, the "Agents"), in the form of a discount ranging from .125% to .650%, depending upon the term of the Note, of the principal or face amount of any Note sold through such Agent. This commission scale applies to Notes that have a term of between nine months and thirty years (inclusive). The commission applicable to the sale of any Note that has a term of more than thirty years will be determined by the Agent soliciting such sale and the Company at the time of such sale and disclosed in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal or face amount thereof, less a percentage equal to the commission applicable to an agency sale of a Note having an identical maturity, and may be resold by such Agent. No commission will be payable on any sales made directly by the Company.
(3)
Before deducting expenses payable by the Company estimated to be $1,325,000, including reimbursement of certain expenses of the Agents.
(4)
Or the equivalent thereof in one or more other currencies or composite currencies.

        The Notes are being offered on a continuous basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. The Company may sell Notes to any Agent, as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. The Company also may sell Notes directly on its own behalf. The Company has no present intention to list any of the Notes on any securities exchange, and there can be no assurance that the maximum amount of Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company, or any Agent if it solicits the offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."

Merrill Lynch & Co.	BT Securities Corporation
Goldman, Sachs & Co.
Lehman Brothers	Morgan Stanley & Co. Incorporated

The date of this Prospectus Supplement is July 20, 1993.

CURRENCY EXCHANGE INFORMATION

        Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there may be limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa. However, if requested by a prospective purchaser of any Note denominated in a Specified Currency other than U.S. dollars (a "Foreign Currency Note"), the Agent soliciting the offer to purchase will, if acceptable to such Agent, arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Note. Such requests must be made on or before the fifth Business Day (as defined below) preceding the date of delivery of any such Note, or by such other date as determined by the Agent that presents the offer to the Company. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by purchasers of such Notes.

        References herein to "U.S. dollars" or "$" are to the lawful currency of the United States.

DESCRIPTION OF NOTES

        The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith or to the extent otherwise specified in an applicable Pricing Supplement replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Certain terms not defined in this Prospectus Supplement are defined in the accompanying Prospectus.

General

        The Notes constitute a single series of Debt Securities of the Company issued pursuant to an Indenture dated as of August 15, 1991 (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), which is more fully described in the Prospectus. The following statements are summaries of certain provisions of the Indenture and the Notes. Such summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, including the definitions therein of certain terms.

        The Notes are being offered on a continuous basis by the Company through the Agents and shall have an aggregate initial public offering price or purchase price of up to approximately $2,500,000,000 (plus approximately $206,933,454 of Notes being offered hereby which were initially offered pursuant to an earlier prospectus and not sold) or the equivalent thereof in one or more other currencies or composite currencies, including ECU, subject to reduction as a result of the sale of other Securities of the Company. The U.S. dollar equivalent of the public offering price or purchase price of a Foreign Currency Note will be determined by the Trustee on the basis of the noon buying rate for cable transfers in New York City as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the applicable Issue Date. The Maturity Date for each Note will be a Business Day not less than nine months from its Issue Date, as selected by the purchaser and agreed to by the Company. A Note may be subject to redemption prior to its Maturity Date as described under "Redemption and Repurchase".

        The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness for borrowed money of the Company. The Notes are not obligations of the Kingdom of Sweden.

        The Notes will be issued in fully registered form only, without coupons. The authorized denominations of Notes denominated in U.S. dollars will be $100,000 and integral multiples of $1,000 in excess thereof. The authorized denominations of Foreign Currency Notes will be set forth in the applicable Pricing Supplement.

        Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. Except as set forth in the Prospectus under "Description of Debt Securities—Global Securities", Book-Entry Notes will not be issuable as or exchangeable for Certificated Notes. See "Book-Entry System" below. Certificated Notes may be presented for registration of transfer or exchange at the office of First Chicago Trust Company of New York, currently located at 14 Wall Street, 8th Floor, New York, New York 10005, or at such other office or agency of the Trustee as may be designated by the Company for such purpose in the Borough of Manhattan, The City of New York.

        The Pricing Supplement relating to a Note will describe the following terms: (i) the principal or face amount of such Note; (ii) the Specified Currency for such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note and such Specified Currency, including the authorized denominations of such Note); (iii) the price (expressed as a percentage of the aggregate principal or face amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Issue Date"); (v) the Maturity Date for such Note; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (vii) if such Note is a Floating Rate Note, as applicable, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) if such Note is an Indexed Note, a description of the applicable Index and the manner of determining the Indexed Principal Amount and/or the Indexed Coupon Amount thereof (all as defined below), together with certain other information relevant to Holders of such Note; (ix) if such Note is a Discount Note, the total amount of original issue discount, the amount of original issue discount allocable to the initial accrual period and the yield to maturity of such Note; (x) whether such Note may be redeemed prior to its Maturity Date (other than as a result of a change in Swedish taxation as described under "Redemption and Repurchase") and, if so, the provisions relating to such redemption, including, in the case of a Discount Note or an Indexed Note, the information necessary to determine the amount due upon redemption; (xi) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (xii) any other terms of such Note.

        "Business Day" with respect to any Note means any day, other than a Saturday or Sunday, that is (a) a day on which commercial banks are generally open for business (i) in The City of New York and (ii) if such Note is a Foreign Currency Note, in London, England and in the financial center of the country issuing the Specified Currency in which such Note is denominated (which, in the case of the ECU, shall be Luxembourg) and (iii) if such Note is an Indexed Note, in such other place or places as may be set forth in the applicable Pricing Supplement, and (b) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in the Specified Currency for such Note are transacted in the London interbank market.

        "Discount Note" means (i) a Note, including any Note having an interest rate of zero, that has a stated Redemption Price at Maturity that exceeds its Issue Price by at least 0.25% of its principal or face amount, multiplied by the number of full years from the Issue Date to the Maturity Date for such Note and (ii) any other Note designated by the Company as issued with original issue discount for United States federal income tax purposes.

Payment of Principal and Interest

        Any principal, premium or interest in respect of a Note will be payable by the Company in the Specified Currency for such Note. In the case of a Foreign Currency Note, the Company or its agent will (unless otherwise specified in the applicable Pricing Supplement) arrange to convert all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph; provided,however, that if U.S. dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Holder of such Note will receive payments in such Specified Currency until U.S. dollars are again available for making such payments. Notwithstanding the foregoing, the Holder of a Foreign Currency Note may (if the applicable Pricing Supplement and such Note so indicate) elect to receive all payments in respect of such Note in the Specified Currency therefor by delivery of a written notice to the Trustee not later than fifteen calendar days prior to the applicable payment date. Such election generally will remain in effect until revoked by written notice to the Trustee received not later than fifteen calendar days prior to the applicable payment date. Such election may not be effective under certain circumstances as described below under "Risks Associated with Foreign Currency Notes and Indexed Notes—Payment Currency."

        In the case of a Foreign Currency Note, the amount of any U.S. dollar payment in respect of such Note will be determined by the Company or its agent based on the highest firm bid quotation expressed in U.S. dollars, for the foreign or composite currency in which such Note is denominated, received by the Company or such agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three (or, if three are not available, then two) recognized foreign exchange dealers in The City of New York (any of which may be an Agent or an affiliate of an Agent) selected by the Company or such agent, for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency for such Note payable on such payment date in respect of all Notes denominated in such Specified Currency. All currency exchange costs will be borne by the Holders of Foreign Currency Notes by deductions from such payments. If no such bid quotations are available, such payments will be made in such Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case such payments will be made as described under "Risks Associated with Foreign Currency Notes and Indexed Notes—Payment Currency" below.

        U.S. dollar payments of interest on Notes (other than interest payable at Maturity) will be made, except as provided below, by mailing a check to the Holders thereof (which, in the case of Book-Entry Notes, will be the Depository or its nominee) at the addresses of such Holders appearing on the Security Register on the applicable Regular Record Date. Notwithstanding the foregoing, a Holder of $10,000,000 (or the equivalent thereof in a Specified Currency other than U.S. dollars) or more in aggregate principal amount of Notes having the same Issue Date and terms shall be entitled to receive such U.S. dollar payments by wire transfer of immediately available funds, but only if appropriate wire transfer instructions have been received in writing by the Trustee not later than fifteen calendar days prior to the applicable Interest Payment Date. Simultaneously with the election by any Holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such Holder shall provide appropriate wire transfer instructions to the Trustee, and all such payments will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States. Unless otherwise specified in the applicable Pricing Supplement, any principal, premium or interest payable at Maturity in respect of a Note will be paid in immediately available funds upon surrender of such Note at the corporate trust office or agency of the Trustee in The City of New York.

        The total amount of any principal, premium or interest payable in respect of a Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the Depository in accordance with existing arrangements between the Trustee and the Depository. The Depository will allocate such payments to each Book-Entry Note represented by such Global Security and will make payments to the participants therein in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depository. So long as the Depository or its nominee is the Holder of any Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture.

        If the principal of any Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities—Events of Default" in the accompanying Prospectus, the amount of principal due and payable with respect to such Note shall be the Issue Price of such Note plus the amount of original issue discount amortized from the Issue Date of such Note to the date of declaration. Such amortization shall be calculated using the "interest method" (computed in accordance with U.S. generally accepted accounting principles in effect on the date of declaration).

        The Regular Record Date with respect to any Interest Payment Date for a Note shall be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date. Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the Holder at the close of business on the Regular Record Date immediately preceding such Interest Payment Date; provided, however, that in the case of a Note issued between a Regular Record Date and the related Interest Payment Date, interest for the period beginning on the Issue Date for such Note and ending on such Interest Payment Date shall be paid on the first succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date; and provided, further, that any interest payable at Maturity will be paid to the Person to whom principal, if any, shall be payable.

Fixed Rate Notes

        Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable semiannually in arrears on each March 15 and September 15 and at Maturity. Each payment of interest on a Fixed Rate Note in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Any payment required to be made in respect of a Fixed Rate Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the first succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

Floating Rate Notes

        Floating Rate Notes will bear interest as follows: Each Floating Rate Note will bear interest from its Issue Date to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on such Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point being equal to one one-hundredth of a percentage point) that may be specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage that may be specified in the applicable Pricing Supplement as being applicable to such Note. The applicable Pricing Supplement will designate one of the following Base Rates as applicable to a Floating Rate Note: (i) LIBOR (a "LIBOR Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) the Treasury Rate (a "Treasury Rate Note"), (iv) the CD Rate (a "CD Rate Note"), (v) the Federal Funds Rate (a "Federal Funds Rate Note") or (vi) such other Base Rate as is set forth in such Pricing Supplement and in such Note. The "Index Maturity" for any Note is the period of maturity of the instrument or obligation from which the Base Rate is calculated. "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

        As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. The Notes will be governed by the law of the State of New York and, under such law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis.

        The Company will appoint, and enter into an agreement with, an agent (a "Calculation Agent") to calculate the interest rate on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago shall initially be the Calculation Agent for each Floating Rate Note.

        The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specifed in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes"); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; provided, however, that unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to Maturity will be that in effect on the tenth day preceding Maturity. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the first succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

        Interest payable in respect of Floating Rate Notes other than those that reset daily or weekly shall be the accrued interest from and including the Issue Date or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date. In the case of a Floating Rate Note that resets daily or weekly, interest payable shall be the accrued interest from and including the Issue Date or from but excluding the last date through which interest has been accrued and paid, as the case may be, to and including the Regular Record Date immediately preceding the applicable Interest Payment Date, except that, at Maturity, interest payable will include interest accrued to but excluding the date of Maturity.

        With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors, which in the case of Indexed Notes may be either positive or negative, calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal truncated to seven decimal places) for each such day is computed by dividing the interest rate in effect on such day by 360, in the case of LIBOR Notes, Commercial Paper Rate Notes, CD Rate Notes and Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date.

        All percentages resulting from any calculation of the interest rate on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or ..09876544) being rounded to 9.87654% (or .0987654)), and all currency amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest one-hundredth of a unit, with .005 of a unit (e.g., in the case of U.S. dollars, one-half cent) being rounded upward.

        Except as provided below, interest will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of one month of each year specified in the applicable Pricing Supplement and, in all such cases, at Maturity (each such day being an "Interest Payment Date"). If an Interest Payment Date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the first succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

        Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate (computed without regard to the Spread and/or Spread Multiplier, if any, applicable to such Note) then in effect and, if determined, the interest rate (computed without regard to such Spread and/or Spread Multiplier) that will become effective on the next Interest Reset Date with respect to such Note.

Commercial Paper Rate Notes

        Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

        The "Commercial Paper Rate" for each Interest Reset Period will be determined by the Calculation Agent as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "Commercial Paper Rate Determination Date") and shall be the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper". In the event that such rate is not so published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Commercial Paper Rate Determination Date, then the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield on such Commercial Paper Rate Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the "Commercial Paper Rate" for such Interest Reset Period shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers of commercial paper in The City of New York (any of which may be an Agent or an affiliate of an Agent) selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bonds are rated "AA" or the equivalent by a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the interest rate for such Interest Reset Period will be the same as the interest rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, will be the Initial Interest Rate).

        "Money Market Yield" shall be a yield calculated in accordance with the following formula:

Money Market Yield =	D X 360 360-(D X M)	X 100

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified Index Maturity.

        The "Calculation Date" pertaining to any Commercial Paper Rate Determination Date will be the earlier of (i) the tenth calendar day after such Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date, Regular Record Date or Maturity, as the case may be.

LIBOR Notes

        Each LIBOR Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

        With respect to LIBOR indexed to the offered rates for Index Currency (as defined below) deposits, "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent as follows:

          (i)    On the second London Banking Day prior to the Interest Reset Date for such Interest Reset Period (a "LIBOR Determination Date"), the Calculation Agent will determine LIBOR, which will be either (a) LIBOR Reuters or (b) LIBOR Telerate (as specified in the applicable Pricing Supplement).

            (a)   LIBOR Reuters will be the arithmetic mean of the offered rates for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on such Interest Reset Date, which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such LIBOR Determination Date. "Reuters Screen LIBO Page" means the display on the Reuters Monitor Money Rates Service for the purpose of displaying London interbank offered rates of major banks for the applicable Index Currency. If at least two such offered rates appear on the Reuters Screen LIBO Page, "LIBOR" for such Interest Reset Period will be the arithmetic mean of such offered rates as determined by the Calculation Agent.

            (b)   LIBOR Telerate will be the rate for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on such Interest Reset Date, which appears on Telerate Page 3750 or 3740 (or such other appropriate page for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency), as the case may be, as of 11:00 a.m., London time, on such LIBOR Determination Date. Telerate page references refer to the corresponding display on the Dow Jones Telerate Service (or such other service as may be nominated by the British Bankers' Association ("BBA") as the information vendor for the purpose of displaying BBA rates for deposits in the Index Currency).

          (ii)   If fewer than two offered rates appear on the Reuters Screen LIBO Page as specified in (i)(a) above, or if no rate appears on the relevant Telerate page as specified in (i)(b) above, as applicable, on such LIBOR Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market selected by the Calculation Agent to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the specified Index Maturity, commencing on such Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount not less than $1,000,000 (or the equivalent thereof in one or more other currencies or composite currencies) that is representative of a single transaction in such market at such time. If at least two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, "LIBOR" for such Interest Reset Period will be the arithmetic mean of rates quoted by three major banks in the applicable Principal Financial Center (as defined below) selected by the Calculation Agent at approximately 11:00 a.m. in the applicable Principal Financial Center, on such LIBOR Determination Date for loans in the Index Currency to leading European banks, for the period of the specified Index Maturity, commencing on such Interest Reset Date, and in a principal amount equal to an amount of not less than $1,000,000 (or the equivalent thereof in one or more other currencies or composite currencies) that is representative of a single transaction in such market at such time; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the interest rate for such Interest Reset Period will be the same as the interest rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, will be the Initial Interest Rate).

        "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

        "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to U.S. dollars, Deutsche marks, and ECU, the Principal Financial Center shall be The City of New York, Frankfurt, and Luxembourg, respectively.

        If LIBOR with respect to any LIBOR Note is indexed to the offered rates for deposits in a currency other than U.S. dollars, the applicable Pricing Supplement will set forth the method for determining such rate.

Treasury Rate Notes

        Each Treasury Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

        The "Treasury Rate" for each Interest Reset Period will be the rate for the auction held on the Treasury Rate Determination Date (as defined below) for such Interest Reset Period of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "U.S. government securities—Treasury bills—Auction average (investment)" or, in the event that such rate is not so published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Treasury Rate Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Determination Date as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Determination Date, then the "Treasury Rate" for such Interest Reset Period shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Determination Date, of three leading primary United States government securities dealers (any of which may be an Agent or an affiliate of an Agent) selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the interest rate for such Interest Reset Period will be the same as the interest rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, will be the Initial Interest Rate).

        The "Treasury Rate Determination Date" for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury bills would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the week immediately following such Friday. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

        The "Calculation Date" pertaining to any Treasury Rate Determination Date will be the earlier of (i) the tenth calendar day after such Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date, Regular Record Date or Maturity, as the case may be.

CD Rate Notes

        Each CD Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

        The "CD Rate" for each Interest Reset Period will be determined by the Calculation Agent as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "CD Rate Determination Date") and shall be the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement, as such rate shall be published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not so published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such CD Rate Determination Date, then the "CD Rate" for such Interest Reset Period shall be the rate on such CD Rate Determination Date for negotiable certificates of deposit of the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If, by 3:00 p.m., New York City time, on such Calculation Date, such rate is not yet published in either H.15(519) or Composite Quotations, then the "CD Rate" for such Interest Reset Period shall be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (any of which may be an Agent or an affiliate of an Agent) selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the interest rate for such Interest Reset Period will be the same as the interest rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, will be the Initial Interest Rate).

        The "Calculation Date" pertaining to any CD Rate Determination Date will be the earlier of (i) the tenth calendar day after such Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date, Regular Record Date or Maturity, as the case may be.

Federal Funds Rate Notes

        Each Federal Funds Rate Note will bear interest for each Interest Reset Period at the interest rate calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in such Note and in the applicable Pricing Supplement.

        The "Federal Funds Rate" for each Interest Reset Period will be determined by the Calculation Agent as of the second Business Day prior to the Interest Reset Date for such Interest Reset Period (a "Federal Funds Rate Determination Date") and shall be the rate on such date for Federal Funds as such rate shall be published in H.15(519) under the heading "Federal funds (effective)". In the event that such rate is not so published prior to 3:00 p.m., New York City time, on the Calculation Date (as defined below) pertaining to such Federal Funds Rate Determination Date, then the "Federal Funds Rate" for such Interest Reset Period shall be the rate on such Federal Funds Rate Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If, by 3:00 p.m., New York City time, on such Calculation Date, such rate is not yet published in either H.15(519) or Composite Quotations, then the "Federal Funds Rate" for such Interest Reset Period shall be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent as of 9:00 a.m., New York City time, on such Federal Funds Rate Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the interest rate for such Interest Reset Period will be the same as the interest rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, will be the Initial Interest Rate).

        The "Calculation Date" pertaining to any Federal Funds Rate Determination Date will be the earlier of (i) the tenth calendar day after such Determination Date, or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date, Regular Record Date or Maturity, as the case may be.

Indexed Notes

        The Company may from time to time offer Notes ("Indexed Notes") the principal amount payable at the Maturity of which (the "Indexed Principal Amount") and/or the rate of interest payable on which (the "Indexed Coupon Amount") is determined by reference to a measure (the "Index") which may be (i) the rate of exchange between the Specified Currency for such Note and one or more other currencies or composite currencies (collectively, the "Indexed Currency") specified in the applicable

Pricing Supplement (such Indexed Notes, "Currency Indexed Notes"); (ii) the difference in the price or prices of one or more specified commodities (collectively, the "Indexed Commodity") on specified dates (such Indexed Notes, "Commodity Indexed Notes"); (iii) the difference in the level of one or more specified stock indexes (collectively, the "Stock Index"), which may be based on U.S. or other stocks, on specified dates (such Indexed Notes, "Stock Indexed Notes"); or (iv) such other objective index, price or economic measures as are described in the applicable Pricing Supplement. The manner of determining the Indexed Principal Amount and/or the Indexed Coupon Amount of an Indexed Note, and historical and other information concerning the Indexed Currency, Indexed Commodity, Stock Index or other Index used in such determination, will be set forth in the applicable Pricing Supplement, together with information concerning any tax consequences to the Holders of such Indexed Notes.

        If the determination of the Indexed Principal Amount and/or the Indexed Coupon Amount of an Indexed Note is based on an Index calculated or announced by a third party and such third party either suspends the calculation or announcement of such Index or changes the basis upon which such Index is calculated (other than changes consistent with policies in effect at the time such Indexed Note was issued and permitted changes described in the applicable Pricing Supplement), then such Index shall be calculated for purposes of such Indexed Note by an independent determination agent named in the Pricing Supplement (or by the Company) on the same basis, and subject to the same conditions and controls, as applied to the original third party. If for any reason such Index cannot be calculated on the same basis and subject to the same conditions and controls as applied to the original third party, then the Indexed Principal Amount and/or the Indexed Coupon Amount of such Indexed Note shall be calculated in the manner set forth in the applicable Pricing Supplement. Any determination by such independent determination agent (or by the Company) shall be binding on all parties in the absence of manifest error.

        Interest on an Indexed Note will be payable by the Company based on the amount designated in the applicable Pricing Supplement as the "Face Amount" of such Indexed Note. The applicable Pricing Supplement will describe whether the principal amount of the related Indexed Note that would be payable upon redemption or repayment prior to the Maturity Date will be the Face Amount of such Indexed Note, the Indexed Principal Amount of such Indexed Note as determined at the time of redemption or repayment, or another amount the method of determination of which is described in such Pricing Supplement.

Book-Entry System

        Upon issuance, all Book-Entry Notes having the same Issue Date and terms will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository"), and registered in the name of a nominee of the Depository. Book-Entry Notes will not be exchangeable for Certificated Notes and, except under the circumstances described in the Prospectus under "Description of Debt Securities—Global Securities", will not otherwise be issuable as Certificated Notes.

        The Depository has advised the Company and the Agents as follows: The Depository is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants deposit with the Depository. The Depository also facilitates the settlement among its participants of securities transactions in deposited securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's direct participants include securities brokers and dealers (including each of the Agents), banks, trust companies, clearing corporations and certain other organizations (the "Direct Participants"). The

Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others, such as securities brokers and dealers, banks, and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Notes under the Depository system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note (each, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

        To facilitate subsequent transfers, all Notes deposited by Participants with the Depository are registered in the name of the Depository's partnership nominee, Cede & Co. The deposit of Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Notes: the Depository's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the Depository nor Cede & Co. will consent or vote with respect to Notes.

        Principal and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

        The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Note certificates will be printed and delivered.

        The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

        A further description of the Depository's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the Prospectus under "Description of Debt Securities—Global Securities". The Depository has confirmed to the Company, the Agents and the Trustee that it intends to follow such procedures.

Redemption and Repurchase

        The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to its Maturity Date (other than as a result of a change in Swedish taxation as described in the next sentence) or that such Note will be redeemable at the option of the Company or the Holder on or after a specified date prior to its Maturity Date at a Redemption Price that may decline from a specified premium to par, together with accrued interest, if any, to the Redemption Date or, in the case of Discount Notes and Indexed Notes, at a Redemption Price to be determined in the manner specified in such Pricing Supplement. In the event of certain changes in Swedish taxation as described under "Description of Debt Securities—Optional Redemption Due to Change in Swedish Tax Treatment" in the accompanying Prospectus, the Company shall have the option to redeem any Note affected thereby, together with all other Notes having the same Issue Date and terms as such Note, at a Redemption Price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the Redemption Date (except in the case of Discount Notes and Indexed Notes, which may be redeemed at the Redemption Price specified in such Notes). The Notes will not be subject to any sinking fund.

        The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

RISKS ASSOCIATED WITH FOREIGN CURRENCY NOTES AND INDEXED NOTES

        An investment in a Foreign Currency Note or an Indexed Note entails significant risks that are not associated with an investment in a non-indexed Note denominated in U.S. dollars.

Currency Exchange Rates and Exchange Controls

        In general, the currency markets can be extremely volatile. Significant changes in the rate of exchange between the U.S. dollar and the Specified Currency for a Foreign Currency Note (or, in the case of Currency Indexed Notes, the rate of exchange between the Specified Currency and the Indexed Currency or Currencies or between two or more Indexed Currencies for such Note) during the term of any Foreign Currency Note or Currency Indexed Note may significantly reduce the U.S. dollar equivalent value of any interest payable in respect of such Note and, consequently, the U.S. dollar equivalent rate of return on the U.S. dollar equivalent amount paid by an investor to purchase such Note. Moreover, if at maturity the Specified Currency for such Note has depreciated against the U.S. dollar (or, in the case of a Currency Indexed Note, if significant changes have occurred in the rate of exchange between the Specified Currency and the Indexed Currency or Currencies or between two or more Indexed Currencies for such Note), the U.S. dollar equivalent value of the principal amount payable in respect of such Note may be significantly less than the U.S. dollar equivalent amount paid by an investor to purchase such Note. In certain circumstances such changes could result in a net loss to the investor on a U.S. dollar equivalent basis. If any Currency Indexed Note is indexed to an Indexed Currency on a greater than one to one basis, the Note will be leveraged and the percentage of the potential loss (or gain) to the investor as a result of the changes in exchange rates between currencies discussed above may be greater than the actual percentage of the change in the rate of exchange between the U.S. dollar and the currency or currencies in which the Note is denominated or to which it is indexed.

        Currency exchange rates are determined by, among other factors: changing supply and demand for a particular currency; trade, fiscal, monetary, foreign investment and exchange control programs and policies of governments; U.S. and foreign political and economic events and policies; restrictions on U.S. and foreign exchanges or markets; changes in balances of payments and trade; U.S. and foreign rates of inflation; U.S. and foreign interest rates; and currency devaluations and revaluations. In addition, governments and central banks from time to time intervene, directly and by regulation, in the currency markets to influence prices and may, from time to time, impose or modify foreign exchange controls for a Specified Currency or Indexed Currency. Changes in exchange controls could affect exchange rates for a particular currency as well as the availability of a Specified Currency for making payments in respect of Notes denominated in that currency.

        The Company has no control over the factors that affect rates of exchange between currencies. In recent years, rates of exchange have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any Note.

        The information set forth above is directed to prospective purchasers of Foreign Currency Notes and Currency Indexed Notes who are United States residents. The Company does not herein purport to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of any principal, premium or interest in respect of, Foreign Currency Notes or Currency Indexed Notes. Such prospective purchasers should consult their own financial and legal advisors with regard to such matters.

        THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES OR AN

INVESTMENT IN CURRENCY INDEXED NOTES, AND ANY PROSPECTIVE PURCHASER SHOULD ALSO CONSULT ITS OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS, IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES, ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

        The Pricing Supplement relating to any Foreign Currency Notes or Currency Indexed Notes will contain certain information concerning historical exchange rates for the relevant Specified Currency or Indexed Currency against the U.S. dollar and a brief description of such currency and any exchange controls then in effect with respect to such currency.

Payment Currency

        There can be no assurances that exchange controls will not restrict or prohibit the making of payments in any currency or composite currency of any principal, premium or interest in respect of any Note. Even if there are no actual exchange controls, it is possible that, on a payment date with respect to any particular Note, the currency in which amounts then due in respect of such Note are payable would not be available to the Company. In that event, the Company will make such payments in the manner set forth under "Description of Notes—Payment of Principal and Interest" above.

        Except as set forth below, if payment in respect of a Note is required to be made in a Specified Currency other than U.S. dollars and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such Note shall be made in U.S. dollars until such currency is again available or so used. Any amounts payable in such currency on any date shall be converted into U.S. dollars on the basis of the most recently available Market Exchange Rate for such currency by the Exchange Rate Agent or as otherwise indicated in the applicable Pricing Supplement. Any payment made under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

        If payment in respect of a Note is required to be made in ECU and ECU are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or the ECU is no longer used in the European Monetary System (the "EMS"), then all payments in respect of such Note shall be made in U.S. dollars until ECU are again available or so used. The amount of each such U.S. dollar payment shall be computed on the basis of the U.S. dollar equivalent value of the ECU determined as described below, as of the second Business Day prior to the date on which such payment is due. Any payment under such circumstances in U.S. dollars will not constitute an Event of Default under the Indenture.

        The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or its agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the EMS. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rates for such Components or as otherwise indicated in the applicable Pricing Supplement.

        If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall be equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

        All determinations referred to above made by the Company or its agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders of Notes.

Foreign Currency Judgments

        The Notes generally will be governed by, and construed in accordance with, the law of the State of New York. See "Description of Debt Securities—Governing Law" in the accompanying Prospectus. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Commodity Indexed Notes and Stock Indexed Notes

        Significant changes in the value of a commodity underlying a Commodity Indexed Note or the level of the stock index underlying a Stock Indexed Note during the term of any such Note could reduce the rate of return on such Note, with the potential of eliminating part of or all interest payments otherwise due. Moreover, if at Maturity the value of the commodity or the level of the stock index has changed since the time an investor purchased the relevant Indexed Note, the principal amount of such Note to be repaid at Maturity could be less than the amount paid for such Note at the time it was purchased. Notably, in certain instances, the principal amount of such Note to be repaid at Maturity could be zero.

        The Pricing Supplement relating to any Commodity Indexed Note or Stock Indexed Note will contain certain information concerning the historical prices of the commodity or the historical levels of the stock index underlying such Note.

UNITED STATES TAX CONSIDERATIONS

        The following is a summary of certain United States federal income tax considerations that may be relevant to a Holder of a Note that is a "United States person" (as defined below) or that otherwise is subject to United States federal income taxation on a net income basis in respect of a Note (a "United States holder"). This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain Treasury regulations, now in proposed form), all of which are subject to change. This summary deals only with United States holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, or dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Special United States federal income tax considerations relevant to a particular issue of Notes, including any Indexed Notes, will be set forth in the applicable Pricing Supplement.

        As used herein, the term "United States person" means a holder of a Note who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the States and the District of Columbia).

        Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Payments of Interest

        Payments of "qualified stated interest" (as defined below under "Original Issue Discount") on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or received (in accordance with the United States holder's method of tax accounting). If such payments of interest on a Note are denominated in, or determined by reference to the value of, a foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A United States holder that uses the accrual method of accounting for tax purposes will accrue interest income on the Note in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the United States holder's taxable year), or, at the accrual basis United States holder's election, at the spot rate of exchange on the last day of the accrual period (or, if different, on the last day of the taxable year within such accrual period), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A United States holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Note.

Purchase, Sale and Retirement of Notes

        A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount, and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such Note. In the case of a Foreign Currency Note, the cost of such Note to a United States holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Note that is traded on an established securities market, a cash basis taxpayer (or, if it so elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a United States holder's tax basis in a Note in respect of foreign currency-denominated original issue discount and premium will be determined in the manner described below. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a Foreign Currency Note generally will not result in taxable gain or loss for a United States holder.

        Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the United States holder's tax basis in such Note. If a United States holder elects to receive foreign currency in respect of the sale, exchange or retirement of a Foreign Currency Note, the amount realized generally will be the U.S. dollar value of the foreign currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Note that is denominated in a foreign currency and traded on an established securities market, a cash basis taxpayer (or, if it so elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale.

        Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a United States holder on the sale, exchange or retirement of a Note generally will be long-term capital gain or loss if the United States holder has held the Note for more than one year at the time of disposition. The Internal Revenue Code of 1986 (the "Code") provides limited preferential treatment for long-term capital gains realized by individual investors by taxing such gains at a maximum tax rate of 28 percent. The distinction between capital gain or loss and ordinary income or loss also is important for purposes of the limitations on a United States holder's ability to offset capital losses against ordinary income.

        Notwithstanding the foregoing, gain or loss recognized by a United States holder on the sale, exchange or retirement of a Foreign Currency Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such Note. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the Notes.

Original Issue Discount

        United States holders of Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain proposed regulations thereunder. United States holders of such Notes should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income. On December 21, 1992, the Internal Revenue Service issued proposed regulations applying the original issue discount rules of the Code (the "Proposed OID Regulations") and, with certain exceptions, withdrew an earlier set of proposed regulations addressing the same topic. The discussion below is based in part on the Proposed OID Regulations. Although the Proposed OID Regulations will apply by their terms only to Discount Notes issued on or after the date that is 60 days after the date the regulations are finalized, the Proposed OID Regulations provide some guidance as to how the original issue discount rules are likely to be applied to debt instruments issued prior to such date.

        In general, each United States holder of a Discount Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that Note for all days during the taxable year that the United States holder owns the Note. The daily portions of original issue discount on a Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the end of an accrual period. In the case of an initial holder, the amount of original issue discount on a Discount Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" (as defined below) of the Note by the yield to maturity of the Note (appropriately adjusted to reflect the length of the accrual period) and (ii) subtracting from that product the amount (if any) payable as qualified stated interest (defined below) allocable to that accrual period. The yield to maturity of a Note is the discount rate that causes the present value on the Issue Date of payments on the Note to equal the Issue Price. In the case of a Discount Note that is a Floating Rate Note, both the "yield to maturity" and the "qualified stated interest" will be determined for these purposes as though the Note will bear interest in all periods at a reasonable fixed rate. The "adjusted issue price" of a Discount Note at the beginning of any accrual period will be the sum of its Issue Price (including accrued interest, if any) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than qualified stated interest payments (if any) made with respect to such Note in all prior accrual periods. The term "qualified stated interest" generally means stated interest that is payable at least annually during the entire term of an Original Issue Discount Note at a single fixed rate of interest or based on a single interest index. As a result of this "constant yield" method of including original issue discount income, the amounts so includible in income by a United States holder in respect of a Discount Note for which the Specified Currency is U.S. dollars are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

        In the case of a Discount Note that is also a Foreign Currency Note, a United States holder should determine the U.S. dollar amount includible in income as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above, and (ii) translating the foreign currency amount so derived at the average exchange rate in effect during that accrual period (or, portion thereof within a United States holder's taxable year) or, at the United States holder's election, at the spot rate of exchange on the last day of the accrual period (or, if different, the last day of the taxable year within such accrual period), or at the spot rate of exchange on the date of receipt, if such date is within five Business Days of the last day of the accrual period. Because exchange rates may fluctuate, a United States holder of a Discount Note that is also a Foreign Currency Note may recognize a different amount of original issue discount income in each accrual period than would the holder of an otherwise similar Discount Note for which the Specified Currency is U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest, or on the sale or retirement of a Discount Note), a United States holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of a Discount Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

        A subsequent United States holder of a Discount Note that purchases the Note at a cost less than its remaining redemption amount (as defined below) also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if the subsequent United States holder acquires the Discount Note at a price greater than its adjusted issue price, the subsequent United States holder may reduce its periodic inclusions of original issue discount income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a Discount Note is the total of all future payments to be made on the Note other than payments of qualified stated interest.

        Certain of the Discount Notes may be redeemed prior to their Maturity Date, either at the option of the Company or at the option of the holder. Discount Notes containing such features may be subject to rules that differ from the general rules discussed above. Purchasers of Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Discount Notes.

Premium and Market Discount

        The United States holder of a Note that purchases the Note at a cost greater than its remaining redemption amount (as defined in the second preceding paragraph) will be considered to have purchased the Note at a premium, and may amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the Note. A holder that does not elect to amortize such premium will generally be required to treat the premium as a capital loss when the Note matures. Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of a premium Foreign Currency Note, a United States holder should calculate the amortization of such premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the rate used by the United States holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on a premium Foreign Currency Note based on the difference between the exchange rate computed as described above and the exchange rate on the date on which the United States holder acquired the Note.

        If a United States holder of a Note purchases the Note at a price that is lower than its remaining principal amount, or in the case of a Discount Note, its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the Note will be considered to bear "market discount" in the hands of such United States holder. In such case, gain realized by the United States holder on the sale or retirement of the Note will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such holder. In addition, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the holder, under a constant yield method. Market discount on a Foreign Currency Note will be accrued by a United States holder in the foreign currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that the Foreign Currency Note is disposed of by the United States holder.

Short-Term Notes

        The rules set forth above will also generally apply to Notes having maturities of not more than one year ("Short-Term Notes"), but with certain modifications.

        First, the Proposed OID Regulations treat none of the interest on a Short-Term Note as qualified stated interest (but instead treat such interest payments as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to original issue discount). Thus, all Short-Term Notes will be Discount Notes. Original issue discount will be treated as accruing on a Short-Term Note ratably, or at the election of a holder, under a constant yield method.

        Second, a holder of a Short-Term Note that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Note as part of a hedging transaction, will not be required to include original issue discount in income on a current basis, although it may elect to do so under Section 1282(b)(2) of the Code. However, unless such holder so elects, such holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or continued to purchase or carry such Note until the Maturity of the Note or its earlier disposition in a taxable transaction. In addition, such a non-electing holder will be required to treat any gain realized on a sale, exchange or retirement of the Note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the Note during the period the holder held the Note.

        Third, any holder (whether cash or accrual method) of a Short-Term Note can elect to accrue the "acquisition discount", if any, with respect to the Note on a current basis. If such an election is made, the original issue discount rules will not apply to the Note. Acquisition discount is the excess of the remaining redemption amount of the Note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method.

        Finally, the market discount rules will not apply to a Short-Term Note.

        As described above, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and is thus a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features.

Indexed Notes and Other Notes Providing for Contingent Payments

        The tax treatment of a United States holder of an Indexed Note will depend on factors including the specific Index used to determine the Indexed Principal Amount and/or the Indexed Coupon Amount in respect of such Note and the amount and timing of any noncontingent payments of principal and interest. Tax considerations relevant to holders of Indexed Notes and other Notes providing for contingent payments will be discussed in the applicable Pricing Supplement.

Information Reporting and Backup Withholding

        The Trustee will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States holders of Notes. In addition, certain United States holders may be subject to a 31 percent United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Trustee. Persons holding Notes who are not United States holders may be required to comply with applicable certification procedures to establish that they are not United States holders in order to avoid the application of such information reporting requirements and backup withholding tax.

PLAN OF DISTRIBUTION

        Under the terms of an Agency Agreement between the Company and the Agents, the Notes are being offered on a continuous basis by the Company through the Agents (each acting directly or through an affiliate), each of which has agreed to use its reasonable best efforts to solicit offers to purchase Notes. The Company will pay the Agent a commission, in the form of a discount, ranging from .125% to .650%, depending on the term of the Note, of the principal or face amount of each Note sold through such Agent. This commission scale applies to Notes that have a term of between nine months and thirty years (inclusive). The commission applicable to the sale of any Note that has a term of more than thirty years will be determined by the Agent soliciting such sale and the Company at the time of such sale and will be disclosed in the applicable Pricing Supplement. The Company may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal or face amount thereof, less a percentage equal to the commission applicable to an agency sale of a Note having an identical maturity, and may be resold by such Agent. The Agents may offer the Notes they have purchased as principal to other dealers, subject to the express authorization by the Company in the agreement related to the purchase of such Notes. The Agents may sell such Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. The Company also may sell Notes directly on its own behalf to investors other than the Agents. No commissions will be payable by the Company to any Agent in connection with such sales. The Company will have the sole right to accept offers to purchase Notes and may reject any such offers in whole or in part. Each Agent shall have the right, in the exercise of its reasonable discretion, to reject any offer solicited by it to purchase Notes, in whole or in part.

        Payment of the purchase price of the Notes will be required to be made in funds immediately available in The City of New York.

        The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company has agreed to indemnify the Agents against, and contribute toward, certain liabilities, including liabilities under the Securities Act. The Company has also agreed to reimburse the Agents for certain expenses.

        The Company has been advised by the Agents that they may from time to time purchase and sell Notes in the secondary market, but that they are not obligated to do so. No assurance can be given that there will be a secondary market for the Notes.

        Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BT Securities Corporation, Goldman, Sachs & Co., Lehman Brothers, Shearson Lehman Brothers Inc. (including its affiliate Lehman Special Securities Inc.), and Morgan Stanley & Co. Incorporated and their affiliates each engages in transactions with and performs services for the Company and affiliates of the Company in the ordinary course of business.

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P R O S P E C T U S

AB SVENSK EXPORTKREDIT
(SWEDISH EXPORT CREDIT CORPORATION)

Debt Securities, Debt Warrants and Currency Warrants

        Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation), a joint stock company incorporated in the Kingdom of Sweden with limited liability (the "Company"), may offer from time to time its unsecured debt securities consisting of notes, debentures and other evidences of indebtedness (the "Debt Securities") and warrants to purchase debt securities (the "Debt Warrants") and warrants to purchase or sell one currency for another currency, which currencies may be U.S. dollars or one or more other currencies or composite currencies (the "Currency Warrants") having an aggregate initial public offering price or purchase price of up to approximately U.S. $2,706,933,454 or the equivalent thereof in one or more other currencies or composite currencies. The Debt Warrants and the Currency Warrants are herein collectively referred to as the "Warrants", and the Debt Securities and the Warrants are herein collectively referred to as the "Securities". Debt Securities, Debt Warrants and Currency Warrants may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Securities may be sold for, and any principal, premium or interest in respect of Debt Securities may likewise be payable in, U.S. dollars or one or more other currencies or composite currencies. The Securities are not obligations of the Kingdom of Sweden.

        Debt Securities of a series may be issuable in whole or in part in registered form without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities (each a "Global Security"). Warrants will be issuable in registered form ("Registered Warrants") and may be issuable in bearer form ("Bearer Warrants"). Bearer Securities and Bearer Warrants will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

        The terms of the Debt Securities and/or Warrants in respect of which this Prospectus is being delivered, including, where applicable, the specific designation, aggregate principal or face amount, initial public offering price or purchase price, authorized denominations, currency of denomination, stated maturity, premium, rate or rates (which may be fixed, variable or zero) and time of payment of any interest, currency or currencies in which payment may be made, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, terms for exercising such Warrants, description of the debt securities or currencies for which each such Warrant is exercisable, and other terms in connection with the offering and sale of such Debt Securities and/or Warrants are set forth in the accompanying prospectus supplement and one or more pricing supplements, if any, thereto (collectively, the "Prospectus Supplement").

        The Company may offer and sell Debt Securities, Debt Warrants and Currency Warrants, separately or together, to or through underwriters, and also may offer and sell Debt Securities, Debt Warrants and Currency Warrants, separately or together, directly to other purchasers or through agents or dealers. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts to be purchased by any such underwriters and any applicable discounts or commissions are set forth in the Prospectus Supplement.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July 15, 1993.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at: 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This Prospectus does not contain all of the information set forth in the Registration Statement (No. 33-63728) on Form F-3 and the exhibits thereto, which the Company has filed with the Commission under the Securities Act of 1933 (the "Securities Act") and to which reference is hereby made.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 1992 (the "1992 Form 20-F") and the Company's Amended and Restated Report on Form 6-K for the four-month period ended April 30, 1993, as filed with the Commission on July 9, 1993 (the "April 30, 1993 Form 6-K") are incorporated herein by reference and made a part hereof.

        All reports on Form 20-F filed by the Company pursuant to the Exchange Act after the date hereof and prior to the termination of the offering of the Securities, and any report on Form 6-K filed by the Company that so indicates, shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written or oral request of such person made to: Controller, AB Svensk Exportkredit, P.O. Box 16368, S-103 27 Stockholm, Sweden (telephone: 46-8-613-8300).

ENFORCEMENT OF LIABILITIES; SERVICE OF PROCESS

        The Company is a joint stock company incorporated in Sweden, and all of its directors and executive officers and the experts named herein are residents of countries other than the United States. A substantial portion of the assets of the Company and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon such persons or to realize against them or the Company upon judgments of courts of the United States predicated upon civil liabilities under the Securities Act. The Company has been advised by its Swedish counsel, Advokatfirman Vinge, that there is doubt as to the enforceability of claims in Sweden in respect of liabilities predicated solely upon the Securities Act, whether or not such claims are based upon judgments of United States courts. The Company has consented to service of process in The City of New York for claims based upon the

Indenture, the Debt Warrant Agreements, the Currency Warrant Agreements (each as defined below) and the Securities, except insofar as such claims are predicated upon the Securities Act.

EXCHANGE RATES

        The Company publishes its financial statements in Swedish kronor ("Skr"). The following table sets forth for the calendar periods indicated certain information concerning the exchange rate for U.S. dollars into Swedish kronor based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

Calendar Period	High	Low	Average (1)	Year-End
1993 (through July 9)	7.9775	7.0640	7.5123	N/A
1992	7.1150	5.0885	5.8629	7.0790
1991	6.6280	5.4420	6.0456	5.5550
1990	6.2850	5.5345	5.9106	5.6335
1989	6.8165	6.0960	6.4368	6.2065
1988	6.5695	5.8070	6.1460	6.1310

(1)
The average of the exchange rates on the last day of each month during the year or other relevant period.

(2)
The noon buying rate on July 9, 1993 was Skr 7.9775 per U.S. dollar.

        No representation is made that Swedish kronor amounts have been, could have been or could be converted into U.S. dollars at the foregoing rates on any of the dates indicated.

        References in this Prospectus to "$" or "U.S. dollars" are to the lawful currency of the United States.

THE COMPANY

Introduction

        The Company was founded in 1962 by the Kingdom of Sweden (the "State") and major Swedish banks to cooperate with the Swedish government, governmental agencies and banks in providing financing support for exports of Swedish goods and services. Although the Company provides financing for transactions involving public and private buyers throughout the world, its lending portfolio is largely guaranteed by the State and major Swedish banks. At December 31, 1992, 44% of the Company's lending portfolio was guaranteed by the State or collateralized by securities issued by the State (1991: 45%), 36% consisted of loans made to or guaranteed by commercial banks in Sweden (1991: 40%) and 20% consisted of loans made to or guaranteed or secured by Swedish export companies, international banks, foreign governments within major OECD countries, insurance companies and others (1991: 15%). State guarantees of the Company's loans are provided through the National Debt Office or through the Swedish Export Credits Guarantee Board ("EKN"), an agency whose obligations are backed by the full faith and credit of the State.

        The Company's lending pertains mainly to the export financing of capital goods, contracting assignments and consulting or service work, although lending pertaining to the export financing of raw materials and semi-finished goods also falls within the Company's field of operations, as does the refinancing of export leasing transactions. Direct market investments abroad by Swedish exporters can also be financed. The Company funds its activities primarily by public issues and private placements of debt securities in the international capital markets.

        The Company makes loans under two principal lending systems. Loans on commercial terms at prevailing fixed or floating market rates of interest are made under the "Market Rate System", and loans on State-supported terms at fixed rates of interest that may be lower than prevailing fixed market rates are made under the "State Support System". The State Support System, which is administered on behalf of the State by the Company against compensation, was established by the State in July 1978 and is designed to comply with international agreements among exporting nations that regulate government support of capital goods and services exports, including the establishment of minimum rates of interest. The State Support System also comprises concessionary credits granted under the State's development aid program. Pursuant to agreements between the Company and the State, as long as any loans or borrowings remain outstanding under the State Support System, the interest differential between the lending rates and the costs of funds, all financing costs and any net foreign exchange losses incurred by the Company under the State Support System will be reimbursed by the State.

        Since 1984, the bulk of the Company's new lending activity has shifted from the State Support System to the Market Rate System, due primarily to the availability of lower interest rates and more flexible forms of financing in the Market Rate System. The following table sets forth certain data regarding SEK's loans outstanding and debt outstanding at December 31, 1992 and 1991:

	Year Ended December 31,
	1992	1991
	(In millions of Skr)
Loans outstanding
Market Rate System	36,761	30,182
State Support System	16,031	15,311

Total loans outstanding	52,792	45,493
Debt outstanding
Market Rate System	58,695	57,317
State Support System	15,374	15,356

Total debt outstanding	74,069	72,673

        The address of the Company's principal office is Västra Trädgardsgatan 11 B, Stockholm, Sweden (postal address: P.O. Box 16368, S-103 27 Stockholm, Sweden), and its telephone number is 46-8-613-8300.

Shareholders

        Under the Company's Articles of Association, the share capital of the Company is divided into Class A and Class B shares, each class having equal voting rights. The State owns all of the Class A shares, and seven Swedish commercial banks own all of the Class B shares. In accordance with an agreement among the shareholders of the Company, Class A shares may only be held by the State and Class B shares may only be held by Swedish banking corporations. Under the Articles of Association, holders of Class B shares have a right of first refusal in the event of a proposed transfer of any Class B shares. The following table sets forth the current share ownership of the Company:

	Ownership	Number of Shares
The State	50.00%	350,000	Class A

Skandinaviska Enskilda Banken	18.00%	126,000	Class B
Nordbanken(1)	10.66%	74,620
Svenska Handelsbanken	10.41%	72,870
Gota Bank(2)	4.44%	31,100
Sparbanken Sverige AB (Swedbank)(3)	4.44%	31,100
Föreningsbanken AB(4)	1.72%	12,000
Östgöta Enskilda Bank	0.33%	2,310

	50.00%	350,000	Class B

Total	100.00%	700,000	Shares

(1)
100 per cent of the share capital of Nordbanken is held by the State through a wholly owned joint stock company.

(2)
Since December, 1992, 100% of the share capital of Gota Bank has been held by the State.

(3)
On December 31, 1992, eleven regional former savings banks merged into Sparbankernas Bank, whose domestic name was changed to Sparbanken Sverige AB. The new name was registered by the Swedish Financial Supervisory Authority on January 5, 1993.

(4)
Sveriges Föreningsbank, including all local Föreningsbanker, has been transformed into a joint stock company, Föreningsbanken AB. The new bank was registered by the Swedish Financial Supervisory Authority on December 14, 1992.

RATIOS OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges of the Company for the calendar periods indicated below are as follows:

	Four-month period ended April 30,		Year ended December 31,
	1993	1992	1992	1991		1990	1989	1988
Swedish accounting principles(1)	N/A	N/A	1.14	1.15	(2)	1.05	1.04	1.06
U.S. accounting principles	1.14	1.11	1.11	1.11		1.10	1.10	1.11

(1)
The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Sweden, which vary in certain material respects from generally accepted accounting principles in the United States. See Note 1(N) to the consolidated financial statements contained in the 1992 Form 20-F (the "1992 Consolidated Financial Statements") and Note 1(L) to the unaudited consolidated financial statements contained in the April 30, 1993 Form 6-K. Under accounting principles generally accepted in Sweden, the Company does not report profit after taxes (i.e., net profit) on an interim basis; consequently, the Company lacks the basis on which to calculate ratios of earnings to fixed charges for interim periods under Swedish accounting principles.

(2)
Restated to reflect amendments made to Swedish tax legislation in June 1992 with retroactive effect to December 31, 1991. See also Note 18 to the 1992 Consolidated Financial Statements.

        For the purpose of calculating ratios of earnings to fixed charges, earnings consist of net profit for the year, plus taxes and fixed charges. Fixed charges consist of total interest expense plus borrowing costs.

USE OF PROCEEDS

        Except as may be set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds to the Company from the Securities offered hereby are intended to be used for the general business of the Company.

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. See "Description of Debt Warrants" and "Description of Currency Warrants" for a description of the Debt Warrants and the Currency Warrants, respectively. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which the following general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

        The Debt Securities will be issued under an Indenture, dated as of August 15, 1991 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), which is filed as an exhibit to the Registration Statement. The statements under this caption include brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections of the Indenture. Wherever particular sections of, or defined terms in, the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

General

        The Securities offered by this Prospectus will be limited to an aggregate initial public offering price or purchase price of approximately $2,706,933,454 or the equivalent thereof in one or more other currencies or composite currencies, including European Currency Units ("ECU"). The Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. The Debt Securities of a series may be originally issued all at one time or from time to time and, unless otherwise provided, any Outstanding series of Debt Securities may be "reopened" from time to time to allow the issuance of additional Debt Securities of such series. (Section 301)

        The Indenture does not contain any covenants or provisions that would afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

        The Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness for borrowed money of the Company. (Section 1011)

        Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable: (i) the designation and maximum aggregate principal or face amount, if any, of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal or face amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature; (iv) the currency or currencies in which such Debt Securities are being sold and in which any principal, premium or interest in respect of such Debt Securities will be payable, and whether the Holder of any such Debt Security may elect the currency in which such payments are to be made and, if so, the manner of such election; (v) the rate or rates (which may be fixed, variable or zero) at which such Debt Securities will bear interest, if any; (vi) the date or dates from which any interest on such Debt Securities will accrue, the date or dates on which such interest will be payable and the date or dates on which payment of such interest will commence; (vii) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities, in whole or in part, pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (viii) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company or otherwise; (ix) whether such Debt Securities are to be issuable as Registered Securities, Bearer Securities or both, and the terms relating to the exchange of any such Bearer Securities; (x) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depository for such Global Security or Securities and the terms and conditions, if any, upon which interests in such Global Security or Securities may be exchanged in whole or in part for the individual Debt Securities represented thereby; (xi) whether any such Debt Securities are to be issued as Indexed Securities and, if so, the manner in which the principal thereof or interest thereon or both, as the case may be, shall be determined, and any other terms in respect thereof; (xii) whether any such Debt Securities are to be issued as Discount Securities and, if so, the portion of the principal amount thereof that shall be due and payable upon a declaration of acceleration of the Maturity thereof in respect of the occurrence of an Event of Default and the continuation thereof; (xiii) any additional restrictive covenants or Events of Default provided with respect to such Debt Securities; (xiv) the terms of any Warrants offered together with such Debt Securities; and (xv) any other terms of such Debt Securities. (Section 301)

        Debt Securities may be issuable as Registered Securities, Bearer Securities or both. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Securities, as described below under "Global Securities". The particular terms of any Bearer Securities, including any limitations on the issuance, transfer or exchange thereof and any special United States federal income tax considerations in respect thereof, will be set forth in the applicable Prospectus Supplement.

        If any principal, premium or interest in respect of Debt Securities of any series is payable in a currency other than U.S. dollars or in a composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

        "Discount Security" means any Debt Security (other than a Principal Indexed Security) that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof in respect of the occurrence of an Event of Default and the continuation thereof. (Section 101) Federal income tax consequences and other special considerations applicable to any Discount Securities will be described in the Prospectus Supplement relating thereto.

        Unless otherwise specified in the applicable Prospectus Supplement, "Indexed Security" means any Debt Security that provides that the amount of principal (a "Principal Indexed Security") or interest, or both, payable in respect thereof shall be determined by reference to an index based on a currency or currencies or on the price or prices of one or more commodities or securities, by reference to changes in the price or prices of one or more currencies, commodities or securities or otherwise by application of a formula. (Section 101) Federal income tax consequences and other special considerations with respect to any Indexed Securities will be described in the Prospectus Supplement relating thereto.

        Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal or face amount of the Outstanding Debt Securities of the series to be represented by such Global Security or Securities. (Sections 302 and 303)

Exchanges and Transfers

        At the option of the Holder thereof upon request confirmed in writing, and subject to the terms of the Indenture, Registered Securities of any series (other than a Global Security, except as set forth below) will be exchangeable into an equal aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of Registered Securities of such series of like tenor, but with different authorized denominations (unless otherwise specified in the applicable Prospectus or Pricing Supplement). Registered Securities may be presented for exchange, and Registered Securities (other than a Global Security, except as provided below) may be presented for transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or any transfer agent or other agency designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent or other agency, as the case may be, and the Company being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee as the initial Security Registrar. (Section 305)

        In the event of any redemption in part of the Registered Securities of any series, the Company shall not be required (i) during the period beginning at the opening of business 15 days before the day on which notice of such redemption is mailed and ending at the close of business on the day of such mailing, to issue, register the transfer of or exchange any Registered Security of such series having the same original issue date and terms as the Registered Securities called for redemption, or (ii) to register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part. (Section 305)

Global Securities

        The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. (Sections 303 and 305)

        The specific terms of the depository arrangement with respect to the Debt Securities of any series will be described in the Prospectus Supplement relating to such series. The Company anticipates that provisions similar to the following will apply to such depository arrangements.

        Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts (or, in the case of Principal Indexed Securities, face amounts) of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by the underwriters or agents with respect to such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        So long as the Depository for a Global Security, or its nominee, is the owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such individual Debt Securities and will not be considered the owners or Holders thereof under the Indenture. (Section 305)

        Subject to any restrictions that may be set forth in the applicable Prospectus Supplement, any principal, premium or interest payable in respect of Debt Securities registered in the name of or held by a Depository or its nominee will be paid to the Depository or its nominee, as the case may be, as the registered owner or Holder of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security representing such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 308)

        The Company expects that the Depository for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in a "street name", and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions, which will be described in the applicable Prospectus Supplement.

        If the Depository for Debt Securities of a series is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within ninety days, the Company will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine that Debt Securities of a series issued in whole or in part in the form of one or more Global Securities shall no longer be represented by such Global Security or Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in aggregate principal amount (or in the case of any Principal Indexed Securities, face amount) to such beneficial interest and, if the Debt Securities of such series are issuable as Registered Securities, to have such Debt Securities registered in its name. If the Debt Securities of such series are issuable as Registered Securities, individual Debt Securities of such series issued as described in the foregoing sentence will be issued as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof. (Sections 302 and 305)

Payment and Paying Agents

        Payment of any principal or premium in respect of Registered Securities will be made against surrender of such Registered Securities at the office of the Trustee or its designee in the Borough of Manhattan, The City of New York. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any instalment of interest on any Registered Security will be made to the Person in whose name such Registered Security is registered (which, in the case of a Global Security, will be the Depository or its nominee) at the close of business on the Regular Record Date for such interest payment; provided, however, that interest payable at Maturity will be paid to the Person to whom any principal is paid. Unless otherwise specified in the applicable Prospectus Supplement, payments in respect of Registered Securities will be made in the currency designated for payment at the office of such Paying Agent or Paying Agents as the Company may appoint from time to time, except that any such payment may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register, by wire transfer to an account designated by such Person or by any other means acceptable to the Trustee and specified in the applicable Prospectus Supplement. (Section 307)

        Unless otherwise specified in the applicable Prospectus Supplement, the office of the Trustee or its designee in the Borough of Manhattan, The City of New York, will be appointed as the Company's sole Paying Agent for payments in respect of the Debt Securities of any series that are issuable solely as Registered Securities. Any other Paying Agent in the United States initially appointed by the Company for the Debt Securities of a series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or terminate the appointment of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will maintain at least one Paying Agent in the Borough of Manhattan, The City of New York, for payments in respect of Registered Securities. (Section 1002)

        Any payment required to be made in respect of a Debt Security at any Place of Payment on a date that is not a Business Day need not be made at such Place of Payment on such date, but may be made on the first succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment. (Section 113) Unless otherwise specified in the applicable Prospectus Supplement, "Business Day" means, with respect to any Place of Payment or other location, each Monday, Tuesday, Wednesday, Thursday and Friday that is a day on which commercial banks in such Place of Payment or other location are generally open for business. (Section 101)

        All moneys paid by the Company to a Paying Agent for the payment of any principal, premium or interest in respect of any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security will thereafter look only to the Company for payment thereof. (Section 1003)

        Any principal, premium or interest in respect of any Debt Security will be payable without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed on such Debt Security or the Holder thereof, or by reason of the making of any such payment, by Sweden or any political subdivision or taxing authority thereof or therein. Unless otherwise specified in the applicable Prospectus Supplement, if the Company is required by law to make any such deduction or withholding, it will pay such additional amounts as may be necessary so that every net payment in respect of such Debt Security paid to the Holder thereof will not be less than the amount provided for in such Debt Security and in the Indenture to be then due and payable; provided that such Holder is not otherwise liable to taxation in Sweden in respect of such payment by reason of any relationship with or activity within Sweden other than his ownership of such

Debt Security or his receiving payment in respect thereof; and provided further that no such additional amount will be paid (a) with respect to any Debt Security if the Holder thereof is able to avoid such withholding by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or (b) with respect to any Bearer Security presented for payment more than 30 days after the later of (i) the date on which the payment of principal, premium or interest relating to such additional amount first becomes due and (ii) if the Company fails to provide for such payment of principal, premium or interest on or prior to such due date, the date on which such payment has been duly provided for, except to the extent that the Holder thereof would have been entitled to such additional amount on presenting such Bearer Security for payment on such thirtieth day. (Section 1007)

Negative Pledge

        So long as any Debt Securities are Outstanding, the Company will not and will not permit any Subsidiary to secure or allow to be secured any indebtedness for money borrowed now or hereafter existing by any mortgage, lien (other than a lien arising by operation of law), pledge, charge or other encumbrance upon any present or future revenues or assets of the Company or any Subsidiary (except for any mortgage, lien, pledge, charge or other encumbrance on property purchased by the Company or any Subsidiary as security for all or part of the purchase price thereof) without at the same time affording the Debt Securities the same or equivalent security therefor. (Section 1010)

Consolidation, Merger and Transfer of Assets

        The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may not permit any Person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) in the event that the Company consolidates with or merges into, or conveys, transfers or leases its properties and assets substantially as an entirety to, any Person, such Person is a corporation organized and existing under the laws of Sweden and such Person expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing and (iii) certain other conditions are met. (Section 801)

Modification of the Indenture

        The Indenture permits the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities affected thereby, to execute a supplemental indenture modifying the Indenture or the rights of the Holders of such Debt Securities; provided that no such modification shall, without the consent of the Holder of each Debt Security affected thereby, (i) change the Stated Maturity of any principal or interest in respect of any Debt Security, or reduce the principal amount (or, in the case of any Principal Indexed Security, face amount) thereof, or reduce the rate or change the time of payment of any interest thereon, or change the manner in which the amount of any payment of any principal, premium or interest in respect of any Indexed Security is determined, or change any Place of Payment or change the coin or currency in which a Debt Security or coupon is payable or affect the right of any Holder to institute suit for the enforcement of payment in accordance with the foregoing, or (ii) reduce the aforesaid percentage of principal amount (or, in the case of any Principal Indexed Security, face amount) of Debt Securities, the consent of the Holders of which is required for any such modification. (Section 902)

        The provisions contained in the Indenture for convening meetings of the Holders of all or a portion of the Debt Securities of a series issuable in whole or in part as Bearer Securities will be described in the Prospectus Supplement relating thereto.

Events of Default

        The Indenture provides that the following shall constitute Events of Default with respect to the Debt Securities of any series: (i) default for 30 days in the payment of any interest on any Debt Security of such series when due; (ii) default for 15 days in the payment of any principal or premium in respect of any Debt Security of such series when due; (iii) default for 15 days in the deposit of any sinking fund payment in respect of any Debt Security of such series when due; (iv) default in the performance of any other covenant in the Indenture (other than a covenant expressly included in the Indenture solely for the benefit of Debt Securities of a series other than such series), continued for 30 days after written notice thereof by the Trustee or the Holders of 25% in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of such series; (v) default resulting in the acceleration of the maturity of any other indebtedness of the Company for borrowed money having an aggregate principal or face amount in excess of $10,000,000; and (vi) certain events of bankruptcy, insolvency or reorganization. (Section 501) The Company is required to file with the Trustee annually a certificate of its principal executive officer, principal financial officer or principal accounting officer stating whether the Company has complied with all conditions and covenants under the Indenture. (Section 1008)

        The Indenture provides that if an Event of Default with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of 25% in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of such series may declare the principal amount (or, in the case of any Discount Securities or Indexed Securities, such portion of the principal amount thereof as may be specified in the terms thereof) of all such Debt Securities together with any accrued but unpaid interest, to be due and payable immediately. (Section 502) In certain cases, the Holders of a majority in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of any series may, on behalf of the Holders of all such Debt Securities, waive any past default or Event of Default, except, inter alia, a default not theretofore cured in payment of any principal, premium or interest in respect of the Debt Securities of such series. (Sections 502 and 513)

        The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series before proceeding to exercise any right or power under the Indenture with respect to such series at the request of such Holders. (Section 603) The Indenture provides that no Holder of any Debt Security of any series may institute any proceeding, judicial or otherwise, to enforce the Indenture except in the case of failure of the Trustee, for 60 days, to act after the Trustee is given notice of default, a request to enforce the Indenture by the Holders of not less than 25% in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the then Outstanding Debt Securities of such series and an offer of reasonable indemnity to such Trustee. (Section 507) This provision will not prevent any Holder of Debt Securities from enforcing payment of any principal, premium or interest in respect thereof at the respective due dates therefor. (Section 508) The Holders of a majority in aggregate principal amount (or, in the case of any Principal Indexed Security, face amount) of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or which would be unjustly prejudicial to Holders not joining therein. (Section 512)

        The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series known to the Trustee, give to the Holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of any principal, premium or interest in respect of any Debt Securities, the

Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interests of the Holders of such Debt Securities. (Section 602)

Defeasance

        If so specified in the Prospectus Supplement relating to the Debt Securities of any series, the Company may terminate certain of its obligations under the Indenture with respect to all or a portion of such Debt Securities, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay any principal, premium or interest in respect of such Debt Securities to Stated Maturity. Such deposit and termination is conditioned upon the Company's delivery of (i) an opinion of independent United States tax counsel that the Holders of such Debt Securities will have no United States federal income tax consequences as a result of such deposit and termination and (ii) if such Debt Securities are then listed on any national securities exchange, an opinion of counsel that such Debt Securities will not be delisted as a result of the exercise of this option. Such termination will not relieve the Company of its obligation to pay when due any principal, premium or interest in respect of such Debt Securities if such Debt Securities are not paid from the money or Government Obligations held by the Trustee for the payment thereof. (Section 1301)

Optional Redemption Due to
Change in Swedish Tax Treatment

        In addition to any redemption provisions that may be specified in the Prospectus Supplement relating to the Debt Securities of any series, if, at any time subsequent to the issuance of Debt Securities of any series, any tax, assessment or other governmental charge shall be imposed by Sweden or any political subdivision or taxing authority thereof or therein, as a result of which the Company shall become obligated under the Indenture to pay any additional amount in respect of any Debt Security of such series (the determination as to whether payment of such additional amount would be required on account of such Debt Security being made by the Company on the basis of the evidence in its possession in respect of the Interest Payment Date or other payment date immediately preceding the date of such determination and on the basis of the treaties and laws in effect on the date of such determination or, if the Company so elects, those to become effective on or before the first succeeding Interest Payment Date or other payment date), then the Company shall have the option to redeem such Debt Security and all other Debt Securities of such series having the same original issue date and terms as such Debt Security, as a whole, at any time (except that Debt Securities that bear interest at a floating rate shall only be redeemable on an Interest Payment Date therefor) at a Redemption Price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the Redemption Date (except in the case of Discount Securities and Indexed Securities, which may be redeemed at the Redemption Price specified therein); provided, however, that at the time notice of any such redemption is given, such obligation to pay such additional amount shall remain in effect. (Section 1108)

Governing Law

        The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York, except that matters relating to the authorization and execution by the Company of the Indenture and the Debt Securities and, if the Debt Securities are at any time secured by property or assets in Sweden, matters relating to such security and the enforcement thereof in Sweden, shall be governed by the law of Sweden. (Section 112)

Consent To Service

        The Company has irrevocably designated the Swedish Consulate-General in The City of New York as its authorized agent under the Indenture for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Debt Securities brought in any Federal or State court in The City of New York, and has irrevocably submitted to the jurisdiction of such courts in any such action or proceeding. Such designation does not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act. (Section 115)

Other Relationships with the Trustee

        The Company maintains banking relationships in the ordinary course of business with the Trustee.

DESCRIPTION OF DEBT WARRANTS

        The following description of the terms of the Debt Warrants sets forth certain general terms and provisions of the Debt Warrants to which any Prospectus Supplement may relate. The particular terms of the Debt Warrants offered by any Prospectus Supplement and the extent, if any, to which the following general terms and provisions may apply to the Debt Warrants so offered will be described in the Prospectus Supplement relating to such Debt Warrants.

        Debt Warrants may be offered independently or together with Debt Securities or Currency Warrants and may be attached to or be separate from such Debt Securities. Debt Warrants having the same terms will be issued under a warrant agreement (a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company as warrant agent (the "Debt Warrant Agent"), all as described in the Prospectus Supplement relating to such Debt Warrants. Each Debt Warrant Agent will act solely as an agent of the Company in connection with the certificates (the "Debt Warrant Certificates") evidencing the Debt Warrants under the applicable Debt Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Debt Warrant Certificates or beneficial owners of such Debt Warrants. Copies of the forms of Debt Warrant Agreements, including the forms of Debt Warrant Certificates, are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debt Warrant Agreement and any Debt Warrant Certificate relating to such Debt Warrants.

General

        Reference is made to the Prospectus Supplement relating to the particular Debt Warrants offered thereby for the terms of such Debt Warrants, including, where applicable: (i) the offering price; (ii) the currency or currencies in which such Debt Warrants may be purchased; (iii) the designation, aggregate principal or face amount, currency or currencies, denominations and terms of the debt securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of the Debt Securities, if any, with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Debt Security; (v) the date on and after which such Debt Warrants and any related Debt Securities will be separately transferable; (vi) the principal or face amount of the debt securities purchasable upon exercise of each such Debt Warrant and the price (or formula for determining the price) at which, and the currency or currencies in which, such principal or face amount of debt securities may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire (the "Expiration Date"); (viii) whether such Debt Warrants are to be issuable in bearer form ("Bearer Debt Warrants") and the terms upon which any Bearer Debt Warrants of such series may be exchanged for Debt Warrants of such series in registered form ("Registered Debt Warrants"); (ix) any special United States federal income tax considerations or Swedish tax considerations; and (x) any other terms of such Debt Warrants.

        Debt Warrants will be issuable as Registered Debt Warrants and may be issuable as Bearer Debt Warrants. The particular terms of any Bearer Debt Warrants, including any limitations on the issuance, transfer or exchange thereof and any special United States federal income tax considerations or Swedish tax considerations in respect thereof, will be set forth in the applicable Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of any principal, premium or interest in respect of such debt securities or to enforce any of the covenants in the indenture or other instrument defining the rights of holders of such debt securities.

Exercise of Debt Warrants

        Each Debt Warrant will entitle the holder thereof to purchase such principal or face amount of debt securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Debt Warrant. Debt Warrants may be exercised at any time up to 5:00 P.M., New York City time, on the Expiration Date set forth in the Prospectus Supplement relating to such Debt Warrants. After the close of business on the Expiration Date relating to such Debt Warrants (or such later date to which such Expiration Date may be extended by the Company), any of such Debt Warrants remaining unexercised shall be void.

        Debt Warrants may be exercised by delivery to the appropriate Debt Warrant Agent of payment of the amount required, as provided in the Prospectus Supplement relating to such Debt Warrants, to purchase the debt securities purchasable upon such exercise, together with certain information set forth on the reverse side of the Debt Warrant Certificate or Debt Warrant Certificates evidencing such Debt Warrants and, in the case of Bearer Debt Warrants, compliance with the procedures specified in the applicable Prospectus Supplement. Such Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt by the Debt Warrant Agent within five business days of such Debt Warrant Certificate or Debt Warrant Certificates. Upon receipt of such payment and such Debt Warrant Certificate or Debt Warrant Certificates properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or at any other office indicated in the Prospectus Supplement relating to such Debt Warrants, the Company will, as soon as practicable, deliver the debt securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate or Debt Warrant Certificates are exercised, a new Debt Warrant Certificate or new Debt Warrant Certificates will be issued for the remaining amount of Debt Warrants.

DESCRIPTION OF CURRENCY WARRANTS

        The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which the following general terms and provisions may apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

        Currency Warrants may be offered independently or together with Debt Securities or Debt Warrants. Currency Warrants having the same terms will be issued under a warrant agreement (a "Currency Warrant Agreement") to be entered into between the Company and a bank or trust company as warrant agent (the "Currency Warrant Agent"), all as described in the Prospectus Supplement relating to such Currency Warrants. Each Currency Warrant Agent will act solely as the agent of the Company in connection with the certificates (the "Currency Warrant Certificates") evidencing the Currency Warrants under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrant Certificates or beneficial owners of such Currency Warrants. A copy of the form of Currency Warrant Agreement, including the form of Currency Warrant Certificate, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Currency Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrant Agreement and any Currency Warrant Certificate relating to such Currency Warrants.

General

        Each Currency Warrant will entitle the holder thereof to receive from the Company upon exercise thereof the cash value (the "Cash Settlement Value") of the right to sell, in the case of a put warrant (a "Currency Put Warrant"), or purchase, in the case of a call warrant (a "Currency Call Warrant"), a specified amount of one currency (the "Second Currency") at a specified strike price denominated in units of the Second Currency per unit of another currency (the "Base Currency"). The strike price may either be a fixed amount or an amount that varies during the term of the Currency Warrants. In addition, certain Currency Warrants will, if so specified in the applicable Prospectus Supplement, entitle the holder thereof to receive from the Company, upon automatic exercise, including at expiration, an amount equal to the greater of the applicable Cash Settlement Value and a specified sum or range of sums payable in certain circumstances upon exercise of such Currency Warrants (the "Minimum Expiration Value"). Unless otherwise specified in the applicable Prospectus Supplement, the Base Currency of the Currency Warrants will be, and the Cash Settlement Value (and, if applicable, the Minimum Expiration Value) of the Currency Warrants will be payable in, U.S. dollars. The Currency Warrants will not have a Minimum Expiration Value unless so specified in the applicable Prospectus Supplement.

        Unless otherwise specified in the applicable Prospectus Supplement, the Cash Settlement Value of a Currency Put Warrant as of an exercise date will be the U.S. dollar equivalent of an amount in units of the Base Currency equal to the greater of (i) zero and (ii) an amount equal to (A) a nominal amount of the Base Currency specified in the applicable Prospectus Supplement (the "Base Currency Constant") minus (B) the product of (1) the Base Currency Constant times (2) a fraction the numerator of which is the strike price of the Currency Put Warrant specified in the applicable Prospectus Supplement and the denominator of which is the spot exchange rate of the Second Currency per unit of Base Currency on the exercise date.

        Unless otherwise specified in the applicable Prospectus Supplement, the Cash Settlement Value of a Currency Call Warrant as of an exercise date will be the U.S. dollar equivalent of an amount in units of the Base Currency equal to the greater of (i) zero and (ii) an amount equal to (A) the product of (1) the Base Currency Constant times (2) a fraction the numerator of which is the strike price of the Currency Call Warrant specified in the applicable Prospectus Supplement and the denominator of which is the spot exchange rate of the Second Currency per unit of Base Currency on the exercise date minus(B) the Base Currency Constant.

        Reference is made to the Prospectus Supplement relating to the particular Currency Warrants offered thereby for the terms of such Currency Warrants, including, where applicable: (i) the aggregate amount of such Currency Warrants; (ii) the offering price of such Currency Warrants; (iii) the Base Currency and the Second Currency, which currencies may be the U.S. dollar or other currencies, including composite currencies, and exchange rate data and other information regarding such currencies; (iv) whether such Currency Warrants are Currency Put Warrants or Currency Call Warrants; (v) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (vi) the manner in which such Currency Warrants may be exercised; (vii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise; (viii) the method of determining the amount payable in connection with the exercise of such Currency Warrants, including the strike price or range of strike prices of such Currency Warrants, the method of determining the spot exchange rate of the Second Currency per unit of Base Currency in connection with the exercise of such Currency Warrants, the Base Currency Constant for such Currency Warrants and any Minimum Expiration Value applicable to such Currency Warrants; (ix) the securities exchange or exchanges on which such Currency Warrants will be listed; (x) whether such Currency Warrants are to be issuable in bearer form ("Bearer Currency Warrants") and the terms on which any such Bearer Currency Warrants may be exchanged for such Currency Warrants in registered form ("Registered Currency Warrants"); (xi) the place or places at which payment of the Cash Settlement Value and Minimum Expiration Value, if any, of such Currency Warrants is to be made by the Company, if applicable; and (xii) any other terms of such Currency Warrants.

        Any special considerations or risk factors relating to particular Currency Warrants will be described in the applicable Prospectus Supplement.

        Currency Warrants will be issuable as Registered Currency Warrants and may be issuable as Bearer Currency Warrants. The particular terms of any Bearer Currency Warrants, including any limitations on the issuance, transfer or exchange thereof and any special United States federal income tax considerations in respect thereof, will be set forth in the applicable Prospectus Supplement.

Listing

        Currency Warrants having the same terms will be listed on one or more securities exchanges identified in the applicable Prospectus Supplement. It is expected that any such exchange will cease trading such Currency Warrants as of the close of business on the related expiration date of such Currency Warrants. In the event that such Currency Warrants are delisted from, or permanently suspended from trading on, any such exchange, and prior to such delisting or suspension such Currency Warrants shall not have been listed on another securities exchange, such Currency Warrants will expire on the date on which such delisting or trading suspension becomes effective. Currency Warrants not previously exercised will be deemed automatically exercised on such date. The Company will notify holders of such Currency Warrants as soon as practicable of such delisting or trading suspension. The Company will covenant in the applicable Currency Warrant Agreement that the Company will not seek delisting of such Currency Warrants or suspension of their trading on any such exchange unless prior to such delisting or suspension such Currency Warrants shall have been listed on another national securities exchange.

SWEDISH TAXATION

        Advokatfirman Vinge, Swedish counsel to the Company, are of the opinion that, under Swedish law as presently in effect, payments of any principal, premium or interest to the Holder of any Debt Security will not be subject to Swedish income tax, provided, that such Holder is neither a citizen nor a resident of Sweden nor engaged in trade or business in Sweden; nor will the Debt Securities or any Holder thereof be subject to Swedish inheritance tax, provided, that such Holder is not a resident of Sweden at the time of his death, nor at the time of his death a Swedish citizen nor married to a Swedish citizen if such Holder was a resident of Sweden within the preceding ten years, and the Debt Securities are not held as assets used in a trade or business in Sweden. Swedish law, as presently in effect, does not provide for deduction or withholding for or on account of taxes on payments of any principal, premium or interest to the Holder of any Debt Security, except on payment of interest to the holder who is an individual or an estate of a deceased individual with tax residence in Sweden.

        Reference is made to the applicable Prospectus Supplement for a description of the Swedish tax considerations relevant to any issuance of Warrants and for a description of any special Swedish tax considerations relevant to a particular series of Debt Securities.

UNITED STATES TAXATION

        Interest on the Debt Securities will not be exempt from United States taxation generally. In the opinion of Cleary, Gottlieb, Steen & Hamilton, United States tax counsel to the Company, under United States federal income tax law as currently in effect, holders of Debt Securities that are not United States persons will not be subject to United States federal income taxes, including withholding taxes, on payments of interest on the Debt Securities so long as the requirements described in the second succeeding paragraph are satisfied, unless:

          (i)    the holder is an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, to which the interest is attributable, or

          (ii)   the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

        The gain realized on any sale or exchange of the Debt Securities by a holder that is not a United States person will not be subject to United States federal income tax, including withholding tax, unless (i) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

        The Trustee will be required to file information returns with the United States Internal Revenue Service with respect to payments made to certain United States persons on Debt Securities. In addition, certain United States persons may be subject to a 31% United States backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Trustee and may also be subject to information reporting and backup withholding requirements with respect to proceeds from a sale of Debt Securities. Persons holding Debt Securities who are not United States persons may be required to comply with applicable certification procedures to establish that they are not United States persons in order to avoid the application of such information reporting requirements and backup withholding tax with respect to payments made in the United States.

        A Debt Security held by an individual holder who at the time of death is a nonresident alien will not be subject to United States federal estate tax.

        As used herein, the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the States and the District of Columbia), its possessions, its territories and other areas subject to its jurisdiction.

        Reference is made to the applicable Prospectus Supplement for a description of the United States federal income tax considerations relevant to any issuance of Warrants and for a description of special United States federal income tax considerations relevant to a particular series of Debt Securities.

PLAN OF DISTRIBUTION

        The Company may sell Debt Securities, Debt Warrants and Currency Warrants, separately or together, in any of three ways: (i) through underwriters or dealers, (ii) through agents or (iii) directly to one or more purchasers. Any such Debt Securities or Warrants may be offered and sold upon their original issuance or, as described below, in connection with a remarketing. The Prospectus Supplement with respect to a particular offering of Securities will set forth the terms of the offering of such

Securities, including the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Securities may be listed and any restrictions on the sale and delivery of Bearer Securities in the United States or to United States persons.

        If so indicated in the applicable Prospectus Supplement, Debt Securities, Debt Warrants and Currency Warrants also may be offered and sold, separately or together, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, in the open market or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in such Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Debt Securities or Warrants remarketed thereby.

        If underwriters are used in a sale, the Securities involved in such sale will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without an underwriting syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Company also may offer and sell Securities in exchange for one or more of its outstanding issues of debt or warrant debt securities or convertible debt securities.

        Only underwriters named in a Prospectus Supplement will be deemed by the Company to be underwriters in connection with the Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Securities, although such a firm may participate in the distribution of such Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any such Securities will (i) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act or to contribution with respect to payments that the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent and (iii) provide that the underwriters generally will be obligated to purchase all such Securities if any are purchased.

        Securities also may be offered directly by the Company or through agents designated by the Company from time to time. Any such agent will be named in, and the terms of any such agency (including commissions, if any, payable by the Company to any such agent) will be set forth in, the Prospectus Supplement relating to such Securities. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a reasonable best-efforts basis for the period of its appointment. Agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act or to contribution with respect to payments that the agents may be required to make in respect thereof.

        If so indicated in a Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain specified entities to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions except those described in such Prospectus Supplement. Such Prospectus Supplement will set forth the commissions payable for solicitations of such contracts.

        The Company and any underwriters and agents may from time to time purchase and sell Securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for any of the Securities or that there will be liquidity in such a secondary market if one develops. From time to time, underwriters and agents may make a market in Securities.

        Each underwriter, dealer, agent and remarketing firm participating in the distribution of any Bearer Securities or, if the Company is selling any Bearer Securities directly, the Company, will agree that it will not offer, sell, resell or deliver, directly or indirectly, Bearer Securities to any person inside the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of such Bearer Securities.

        Restrictions applicable to sales of any Securities in jurisdictions other than the United States will be set forth in the Prospectus Supplement relating to such Securities.

        Certain of the underwriters, agents and remarketing firms and their associates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

EXCHANGE CONTROLS AND OTHER LIMITATIONS
AFFECTING SECURITY HOLDERS

        No approvals are necessary under Swedish law to enable the Company, at the times and in the manner provided or to be provided in the Securities, the Indenture, any Debt Warrant Agreement or any Currency Warrant Agreement, to acquire and transfer out of Sweden all amounts necessary to pay in full all amounts payable thereunder, and no approval of Sveriges Riksbank would be required for prepayment of any Debt Securities.

        Under Swedish law and the Company's Articles of Association, there are no limitations on the right of persons who are not residents of Sweden or persons who are not citizens of Sweden to own or hold the Securities.

LEGAL OPINIONS

        Certain legal matters in connection with the Securities to be offered hereby will be passed upon for the Company by Advokatfirman Vinge, Stockholm, Sweden, and for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, New York, New York, who will rely upon the opinion of Advokatfirman Vinge as to all matters of Swedish law. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as United States counsel to the Company.

EXPERTS

        The financial statements of the Company contained in the 1992 Form 20-F and incorporated by reference in this Prospectus and the Registration Statement have been examined by KPMG Bohlins AB, independent auditors. The aforementioned financial statements have been so incorporated herein in reliance on the report of such independent auditors given on their authority as experts in auditing and accounting.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

$11,700,000

AB SVENSK EXPORTKREDIT
(Swedish Export
Credit Corporation)

2 Year International Bull Notes
due July 15, 2005

Goldman, Sachs & Co.

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INCORPORATION OF INFORMATION WE FILE WITH THE SEC
PRICING SUPPLEMENT SUMMARY
RISK FACTORS
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
CURRENCY EXCHANGE INFORMATION
DESCRIPTION OF NOTES
RISKS ASSOCIATED WITH FOREIGN CURRENCY NOTES AND INDEXED NOTES
UNITED STATES TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
ENFORCEMENT OF LIABILITIES; SERVICE OF PROCESS
EXCHANGE RATES
THE COMPANY
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF DEBT WARRANTS
DESCRIPTION OF CURRENCY WARRANTS
SWEDISH TAXATION
UNITED STATES TAXATION
PLAN OF DISTRIBUTION
EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS
LEGAL OPINIONS
EXPERTS
TABLE OF CONTENTS